SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Check the appropriate box:

Preliminary proxy statement

Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to §240.14a-12.

Sears, Roebuck and Co.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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SEARS, ROEBUCK AND CO.
3333 BEVERLY ROAD
HOFFMAN ESTATES, ILLINOIS 60179

March 27, 2002

ALAN J. LACY
Chairman of the Board
Chief Executive Officer

Dear Shareholder:

     I am pleased to invite you to attend the Company’s 2002 Annual Meeting of Shareholders on Thursday, May 9, 2002. The meeting will begin at 10:00 a.m. (CDT) in the Merchandise Review Center, Sears, Roebuck and Co., 3333 Beverly Road, Hoffman Estates, Illinois. For your convenience, we are again broadcasting the meeting live over the Internet at www.sears.com.

     The Notice of Annual Meeting and Proxy Statement that follow this letter describe the matters to be voted on during the meeting. Your proxy card and the Company’s 2001 Annual Report on Form 10-K are also enclosed.

     Whether or not you plan to attend in person, please read the proxy statement and vote your shares. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

Sincerely,

        /s/ Alan J. Lacy

SEARS, ROEBUCK AND CO.
3333 BEVERLY ROAD
HOFFMAN ESTATES, ILLINOIS 60179

March 27, 2002

ANASTASIA D. KELLY
Senior Vice President,
General Counsel

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     Sears, Roebuck and Co. will hold its 2002 Annual Meeting of Shareholders in the Merchandise Review Center, Sears, Roebuck and Co., 3333 Beverly Road, Hoffman Estates, Illinois, on Thursday, May 9, 2002. The meeting will begin at 10:00 a.m. (CDT) At the meeting, we will:

•	Elect four directors for terms expiring at the 2005 Annual Meeting of Shareholders;

•	Ratify the recommendation of the Audit Committee that Deloitte & Touche LLP be appointed auditors of the Company for 2002;

•	Vote on the approval of the 2002 Non-Employee Director Stock Plan;

•	Vote on the shareholder proposals set out in the proxy statement, if they are properly introduced at the meeting; and

•	Consider any other business properly presented at the meeting.

By Order of the Board of Directors,

/s/ Anastasia D. Kelly

Anastasia D. Kelly Senior Vice President, General Counsel

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, we urge you to vote as soon as possible by Internet, telephone or mail.

Questions and Answers
Item 1: Election of Directors
Board and Committee Information
Report of the Audit Committee
Directors’ Compensation and Benefits
Beneficial Ownership
Executive Compensation
Officers’ Agreements
Report of the Compensation Committee
Compensation Committee Interlocks and Insider Participation
Performance Graph
Item 2: Appointment of Auditors
Item 3: Proposal to Adopt and Approve the 2002 Non-Employee Director Stock Plan
Item 4: Shareholder Proposal Regarding Vendor Standards
Item 5: Shareholder Proposal Regarding Classified Board
Item 6: Shareholder Proposal Regarding Poison Pills
Certain Transactions
Independent Accountant Fees
Other Matters
Appendix A
Appendix B

Proxy Statement

This proxy statement and the accompanying proxy card are being mailed to Sears shareholders in connection with the solicitation of proxies by the Board of Directors for the 2002 Annual Meeting of Shareholders on May 9, 2002. The mailing commenced on or about March 27, 2002.

Questions and Answers	2
Item 1: Election of Directors	5
Board and Committee Information	7
Report of the Audit Committee	8
Directors' Compensation and Benefits	9
Beneficial Ownership	10
Executive Compensation	12
Officers' Agreements	17
Report of the Compensation Committee	18
Compensation Committee Interlocks and Insider Participation	20
Performance Graph	21
Item 2: Appointment of Auditors	22
Item 3: Proposal to Adopt and Approve the 2002 Non-Employee Director Stock Plan	22
Item 4: Shareholder Proposal Regarding Vendor Standards	26
Item 5: Shareholder Proposal Regarding Classified Board	28
Item 6: Shareholder Proposal Regarding Poison Pills	29
Certain Transactions	31
Independent Accountant Fees	31
Other Matters	31
Appendix A	A-1
Appendix B	B-1

Questions and Answers

Q:	Who can vote?

A:	You can vote if you were a shareholder at the close of business on the record date, March 12, 2002. There were 317,859,122 common shares outstanding on March 12, 2002.

Q:	What am I voting on?

A:	You are voting on:

•	The election of four nominees as directors. The Board of Directors’ nominees are Brenda C. Barnes, Michael A. Miles, Dorothy A. Terrell and Raul H. Yzaguirre for terms that expire in 2005.

•	The ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2002.

•	The approval of the 2002 Non-Employee Director Stock Plan.

•	The shareholder proposals described beginning on page 26, if properly introduced at the meeting.

The four nominees for director who receive the most votes will be elected. For any other proposal to be approved, more votes must be cast for it than against it. In addition, in order to approve the proposed 2002 Non-Employee Director Stock Plan, the total votes cast for and against approval of the plan must represent a majority of the outstanding common shares as of the record date.

Q:	How will the proxies vote on any other business brought up at the annual meeting?

A:	By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the annual meeting.

The Company has been advised that a shareholder intends to present from the floor of the annual meeting a proposal for the Company to issue verbal reports explaining the Company’s position, as articulated to the Securities and Exchange Commission in a “no action” letter, requesting the exclusion of the poison pill shareholder proposal from this proxy statement; specifying the titles of independent publications purchased by the Company relating to corporate governance and favoring poison pill shareholder proposals; and reporting on the average vote received by poison pill shareholder proposals at major companies in 2001. In the event that this request is properly brought before the annual meeting, the Company intends to exercise its discretionary voting in opposition to issuing these reports.

The Company does not know of any other business to be considered at the annual meeting.

The proxies’ authority to vote according to their judgment applies only to shares you own as the shareholder of record. You are a “shareholder of record” if you hold your shares directly in your own name. If you hold your shares indirectly in the name of a bank, broker or other nominee, you are the beneficial owner of your shares as a “street-name shareholder.”

Q:	How do I cast my vote?

A:	If you hold your shares as a shareholder of record, you can vote in person at the annual meeting or you can complete and submit a proxy by Internet, telephone or mail. If you are a street-name shareholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

The enclosed proxy card contains instructions for Internet, telephone and mail voting. Whichever method you use, the proxies identified on the back of the proxy card will vote the shares of which you are the shareholder of record in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, the proxies will vote your shares as recommended by the Board of Directors.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends you vote for the election of each nominee, for the ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2002 and for the approval of the 2002 Non-Employee Director Stock Plan. The Board recommends you vote against each of the shareholder proposals.

Q:	Who will count the vote?

A:	ADP Investor Communication Services, an independent tabulator, will count the vote. Representatives of Seaway National Bank, an independent bank, will act as the inspectors of election.

Q:	Is my vote confidential?

A:	All proxy cards (including those delivered by Internet or telephone) and all vote tabulations that identify an individual shareholder are confidential. Your vote will not be disclosed except:

•	To allow ADP Investor Communication Services to tabulate the vote;

•	To allow Seaway National Bank to certify the results of the vote; and

•	To meet applicable legal requirements.

ADP Investor Communication Services will transcribe any comments you write on your proxy card and give them to the Secretary, along with your name and address and number of shares voted. However, ADP Investor Communication Services will not disclose how the shares were voted (except insofar as you have described your vote in your comment).

Q:	What is a “quorum”?

A:	A quorum is the number of shares that must be present to have the annual meeting. The quorum requirement for the annual meeting is one-third of the outstanding shares as of the record date, present in person or represented by proxy. If you submit a valid proxy card or attend the annual meeting, your shares will be counted to determine whether there is a quorum.

Abstentions and broker non-votes count toward the quorum. A “broker non-vote” occurs when a nominee (such as a bank or broker) does not have discretionary voting authority for shares held on behalf of a beneficial owner and does not receive voting instructions from the beneficial owner by ten days before the annual meeting.

Q:	Will broker non-votes or abstentions affect the voting results?

A:	No, they do not count as votes for or against a proposal. They do count for quorum purposes.

Q:	What shares are included on my proxy card?

A:	Your proxy card represents all shares registered to your account in the same social security number and address, including any full and fractional shares you own under the Sears, Roebuck and Co. Direct Purchase Stock Plan, the Sears 401(k) Savings Plan (the “401(k) Plan”) or through your Salomon Smith Barney account for the Sears Associate Stock Purchase Plan.

Q:	How are Sears common shares in the 401(k) Plan voted?

A:	If you hold Sears common shares through the 401(k) Plan, your proxy card will instruct State Street Bank and Trust Company, as trustee of the plan, how to vote the shares allocated to your plan account. If you do not vote by midnight of the night before the annual meeting (or you submit your proxy card with an unclear voting designation, or with no voting designation at all), then the plan trustee will vote the shares in your account in proportion to the way the other 401(k) Plan participants vote their shares. Your 401(k) Plan votes receive the same confidentiality as all other votes.

Q:	Can I revoke my proxy card?

A:	Yes, you can revoke your proxy card by:

•	Submitting a new proxy card;

•	Giving written notice before the meeting to the Secretary of the Company, stating that you are revoking your proxy card; or

•	Attending the meeting and voting your shares in person.

Unless you decide to vote your shares in person, you should revoke your prior proxy card in the same way you initially submitted it—that is, by Internet, telephone or mail.

Sears 401(k) Plan share votes may be revoked only up to the 401(k) Plan share voting deadline—midnight of the night before the annual meeting.

Q:	What does it mean if I get more than one proxy card?

A:	Your shares are probably registered in more than one account. You should vote each proxy card you receive. Sears encourages you to consolidate all your accounts by registering them in the same name, social security number and address, which you can do by calling Sears Shareholder Services at (800) 732-7780, selecting option #2, and then pressing “0” to speak to a representative.

Q:	How many votes can I cast?

A:	On all matters other than the election of directors, you are entitled to one vote per share. For the election of directors, you can “cumulate” your votes. This means that you can cast a number of votes equal to the number of shares you own multiplied by the number of directors to be elected. For example, if you own 100 common shares, you could cast 400 votes for the election of directors (100 shares x 4 directors to be elected = 400 votes). You could distribute those votes equally among the four nominees or you could allocate some or all of your votes to one or two nominees and cast few or no votes for the remaining nominees.

Unless you specify otherwise, your proxy card will authorize the proxies in their discretion to cumulate the votes you are entitled to cast and to allocate those votes among the nominees for director. If you wish to specify your cumulative vote and you are a shareholder of record, you must mail in your proxy card. If you wish to specify your cumulative vote and your shares are held in street name, you must follow the voting instructions you receive from your bank, broker or other nominee.

Q:	When are shareholder proposals due for the 2003 Annual Meeting of Shareholders?

A:	If you want to present a proposal from the floor at the 2003 annual meeting, you must give the Company written notice of your proposal no earlier than January 11, 2003 and no later than February 10, 2003. Your notice should be sent to Secretary, Sears, Roebuck and Co., 3333 Beverly Road, Hoffman Estates, IL 60179. Your notice must comply with the Company’s By-Laws, the relevant portion of which is attached as Appendix A to this proxy statement. Among other things, the By-Laws provide that only shareholders of record can present proposals at the meeting.

If you want your proposal to be considered for inclusion in next year’s proxy statement, you must submit the proposal in writing to the Secretary so it is received at the above address by November 27, 2002.

Q:	How is this proxy solicitation being conducted?

A:	Sears has hired D.F. King to assist in the solicitation of votes for a fee of $12,000 (including out-of-pocket expenses). Sears will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. In addition, some employees of the Company and its subsidiaries may solicit proxies. D.F. King and employees of the Company may solicit proxies in person, by telephone and by mail. No employee of the Company will receive special compensation for these services, which the employees will perform as part of their regular duties.

Q:	Can I access future annual meeting materials through the Internet rather than receiving them by mail?

A:	Yes. If you vote via the Internet, you can also sign up for electronic delivery of future proxy materials. Just follow the instructions that appear after you finish voting. You will receive an e-mail next year notifying you of the web site containing the 2002 annual report and the proxy statement for the 2003 annual meeting.

Item 1: Election of Directors

Item 1 is the election of four directors to the Board of Directors. The Board has three classes of as nearly equal size as possible. Directors hold office for staggered terms of three years. One of the three classes is elected each year to succeed the directors whose terms are expiring.

The Board of Directors expects all its nominees to be available for election. In case any nominee is not available, the proxies can vote your shares for a substitute if you have submitted your proxy card.

The terms of Class B directors Brenda C. Barnes, Michael A. Miles and Dorothy A. Terrell expire at the 2002 annual meeting. They have each been nominated to serve another term in Class B expiring in 2005. Raul H. Yzaguirre, who was elected to the Board on June 6, 2001, has also been nominated to serve in Class B for a term expiring in 2005.

The directors in Class A are serving terms that expire in 2004, and the directors in Class C are serving terms that expire in 2003.

Information about each Class B nominee and about directors continuing in Classes A and C follows.

THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF ELECTING THE FOUR NOMINEES.

Nominees For Director

Class B: Term Expiring at the 2002 Annual Meeting of Shareholders

Brenda C. Barnes

Adjunct Professor, Northwestern University, Kellogg Graduate School of Management, 2002; Guest Lecturer, North Central College, 2002; Interim President, Starwood Hotels and Resorts (hotels and leisure) from November 1999 until March 2000. Ms. Barnes served as President and Chief Executive Officer of PepsiCola North America (beverages) from 1996 until her retirement in 1998. She served as Chief Operating Officer of PepsiCola North America from 1994 to 1996. She is a director of Avon Products, Inc., Lucas Digital Ltd. and Lucas Arts Entertainment Company LLC, The New York Times Company and TyCom, Ltd.

Director since 1997. Age 48.

Michael A. Miles

Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc. (consumer products) from 1991 until his retirement in 1994. Mr. Miles is a Special Limited Partner of Forstmann Little & Co. (investment firm) and a member of its Advisory Board. He is a director of The Allstate Corporation, AMR Corp., AOL Time Warner Inc., Community Health Systems, Inc., Dell Computer Corp., Exult, Inc. and Morgan Stanley Dean Witter & Co.

Director since 1992. Age 62.

Dorothy A. Terrell

President, Services Group, and Senior Vice President, Worldwide Sales, of NMS Communications (formerly Natural MicroSystems Corporation) (telecommunications) since 1998. Ms. Terrell served as President of SunExpress, Inc., an operating company of Sun Microsystems, Inc. (supplier of open network computing products and services), and as a Corporate Executive Officer of Sun Microsystems, Inc. from 1991 to 1997. She is a director of General Mills, Inc. and Herman Miller, Inc.

Director since 1995. Age 56.

Raul H. Yzaguirre

President and Chief Executive Officer, National Council of LaRaza (social services) since 1974. He is a director of the Council of Better Business Bureaus and AARP Services, Inc.

Director since 2001. Age 62.

Directors Whose Terms of Office Continue

Class A: Term Expiring at the 2004 Annual Meeting of Shareholders

Warren L. Batts

Chairman of the Board and Chief Executive Officer of Tupperware Corporation (consumer products) from 1996 until his retirement in 1997, and Chairman of the Board of Premark International, Inc. (consumer and commercial products) from 1996 until his retirement in 1997. Mr. Batts was Chairman of the Board and Chief Executive Officer of Premark International, Inc. from 1986 to 1996. He is a director of The Allstate Corporation, Cooper Industries, Inc., Methode Electronics, Inc. and Sprint Corporation.

Director since 1986. Age 69.

Donald J. Carty

Chairman of the Board, President and Chief Executive Officer of AMR Corporation and American Airlines, Inc. (air transportation) since 1998. Mr. Carty served as President of AMR Airline Group and American Airlines from 1995 until 1998. He is a director of Dell Computer Corporation.

Director since 2001. Age 55.

Alan J. Lacy

Chairman of the Board of Sears, Roebuck and Co. since December 2000, President and Chief Executive Officer since October 2000. Mr. Lacy was President, Services, from 1999 to October 2000, President of Sears Credit from 1997 to 1999 (additionally Chief Financial Officer from 1998 to 1999) and Executive Vice President and Chief Financial Officer from 1995 to 1997.

Director since 2000. Age 48.

Hugh B. Price

President and Chief Executive Officer of the National Urban League (social services) since 1994. Mr. Price is a director of Mayo Clinic Foundation, Metropolitan Life Insurance Company and Verizon Communications Inc.

Director since 1997. Age 60.

Class C: Term Expiring at the 2003 Annual Meeting of Shareholders

Hall Adams, Jr.

Chairman of the Board and Chief Executive Officer of Leo Burnett Company, Inc. (advertising) from 1987 until his retirement in 1992. Mr. Adams is a director of Moody’s Corporation (formerly Dun & Bradstreet) and McDonald’s Corporation.

Director since 1993. Age 68.

James R. Cantalupo

Vice Chairman and President, Emeritus of McDonald’s Corporation (restaurant chain) since January 1, 2002, Vice Chairman and President from 1999 to 2002, Vice Chairman of McDonald’s Corporation and Chairman and Chief Executive Officer, McDonald’s International, from 1998 to 1999 and as President and Chief Executive Officer, McDonald’s International, from 1991 to 1998. He is a director of McDonald’s Corporation, Illinois Tool Works Inc., International Flavors & Fragrances Inc., McDonald’s Company Japan, Ltd. (until March 27, 2002), Rohm & Haas Co., the Chicago Council of Foreign Relations, the Mid-America Committee and World Business Chicago.

Director since 2000. Age 58.

W. James Farrell

Chairman of the Board and Chief Executive Officer of Illinois Tool Works Inc. (manufacturing and marketing of engineered components) since 1996. Mr. Farrell is a director of Illinois Tool Works Inc., Kraft Foods, Inc., The Allstate Corporation, The Federal Reserve Bank of Chicago and UAL Corp.

Director since 1999. Age 59.

Board and Committee Information

The Board of Directors and four committees of the Board govern Sears. During 2001, the Board met seven times. Directors discharge their responsibilities throughout the year at Board and committee meetings and also through considerable telephone contact and other communications with the Chairman and other key executives, as well as with external advisors such as legal counsel, outside auditors and investment bankers.

The average attendance at Board and committee meetings was 95% in 2001. No director attended fewer than 75% of the meetings of the Board and of the committees of which the director was a member in 2001.

The following table identifies the current membership of Board committees and states the number of committee meetings held during 2001. A summary of each committee’s functions follows the table.

Director	Audit	Compensation	Executive	Nominating

Hall Adams, Jr.

Brenda C. Barnes		*

Warren L. Batts	*

James R. Cantalupo

Donald J. Carty

W. James Farrell

Alan J. Lacy			*

Michael A. Miles				*

Hugh B. Price

Dorothy A. Terrell

Raul H. Yzaguirre

No. of Meetings in 2001	6	7	0	3

* Committee Chair

Audit Committee

Assists the Board in monitoring:

•	The integrity of the financial statements of the Company.

•	The Company’s system of internal control.

•	The independence and performance of the Company’s independent public accountants.

•	The compliance by the Company with legal and regulatory requirements.

All members of the Audit Committee are independent as defined in the applicable NYSE listing standards.

Compensation Committee

•	Approves the compensation of the Chief Executive Officer and other officers of the Company.

•	Except as provided in specific plans or as resolved by the Board, is responsible for administration of all benefit plans, including stock option plans, that affect officers’ compensation.

Executive Committee

•	Performs certain Board duties between Board meetings, if necessary. (Did not meet in 2001.)

Nominating Committee

•	Evaluates the performance of the Board of Directors and the Chairman and Chief Executive Officer.

•	Reviews the management organization of the Company and succession plans for the Chairman and Chief Executive Officer.

•	Makes recommendations to the Board concerning the composition of the Board, the compensation of directors, the election of executive officers, the appointment of the Chairman for each committee of the Board, and the procedures for shareholder voting.

•	Reviews the Company’s corporate governance guidelines.

You can recommend a director candidate to the Nominating Committee, and the Committee will evaluate the candidate’s qualifications. Alternatively, you can nominate a candidate for election to the Board by complying with the nomination procedures in the Company’s By-Laws. If you want to submit a nomination, you should review the By-Law requirements on nominations by shareholders, which are included in the excerpt from the By-Laws that is attached as Appendix A to this proxy statement. The Company must receive your nomination of a candidate for director for the 2003 annual meeting no earlier than January 11, 2003 and no later than February 10, 2003.

Report of the Audit Committee

As described above, one of the Audit Committee’s functions is to assist the Board in monitoring the Company’s financial reporting process. In fulfilling its responsibilities, the Committee has:

•	Reviewed and discussed the Company’s audited financial statements with management;

•	Discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standard No. 61 (SAS 61);

•	Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed with the independent auditors their independence; and

•	Considered whether the independent auditors’ provision of services beyond the review of the Company’s quarterly and audit of the Company’s annual financial statements is compatible with maintaining such auditors’ independence.

Based on its reviews and discussions, and subject to the limitations on the Audit Committee’s role and responsibilities as described in its charter, the Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2001 for filing with the SEC.

The Board has adopted a charter for the Committee, which charter was attached as Appendix B to the 2001 proxy statement.

Audit Committee:
Warren L. Batts (Chairman)
Hall Adams, Jr.	Hugh B. Price
James R. Cantalupo	Dorothy A. Terrell
W. James Farrell	Raul H. Yzaguirre

Directors’ Compensation and Benefits

In order to align directors’ interests with shareholders’ interests, compensation is paid to directors who are not employees of the Company in the form of deferred shares, stock options and cash.

•	Each year, the Company grants to each non-employee director deferred shares valued at approximately $30,000. The deferred shares vest over the twelve-month period following the grant date. The directors receive their vested deferred shares as shares of Sears common stock when they leave the Board.

•	The Company annually grants each non-employee director an option to purchase Sears common shares. The option is valued at approximately $30,000 and vests at the next annual meeting. The option exercise price equals the average market price of the underlying shares on the grant date.

•	The Company pays each non-employee director an annual cash retainer in quarterly installments. Effective April 1, 2002, the amount of the annual cash retainer will be increased from $30,000 to $40,000, as described below. Further, the Company pays the chairs of the Audit, Compensation and Nominating Committees additional annual cash retainers, which will increase from $5,000 to $7,500 as of April 1, 2002, as described below.

The actual number of deferred shares and option shares granted each year depends on the price of Sears common shares on the grant date. On May 10, 2001, the Company granted each non-employee director 795 deferred shares and an option to buy 2,385 shares at an exercise price of $37.73.

Non-employee directors who were first elected to the Board prior to December 31, 1995 will receive $30,000 annually after they retire from the Board pursuant to the Non-Employee Director Retirement Plan. The Non-Employee Director Retirement Plan was terminated in 1995.

In March 2002, the Board approved an increase in non-employee director compensation, the first time since 1996, to bring the Board compensation package into alignment with competitive norms. As a result of this action, the three components described above have been retained, although the annual cash retainers have been increased as referenced above, and the size of the annual grants of deferred shares and options will also increase subject to the approval of the 2002 Non-Employee Director Stock Plan described elsewhere in this proxy statement. In addition, each non-employee director will now have the right to elect to receive some or all of his or her annual cash retainer in the form of stock options. The number of shares underlying the options granted in lieu of the annual cash retainer will equal the total dollar amount of the cash retainer with respect to which the director has made the election, divided by one-third of the average of the closing market prices of a share of stock of the Company on each of the trading days in the calendar year preceding May 31. The options will be granted to the director quarterly, each grant covering 25% of the shares calculated as described in the preceding sentence. The exercise price will equal the average of the high and low trading prices of the underlying shares on the date of each quarterly grant. The changes regarding the stock option and deferred share grants, and the right to elect to receive stock options in lieu of the annual cash retainer, will be effective with the 2002 annual shareholders’ meeting, subject to shareholder approval of the 2002 Non-Employee Director Stock Plan. Finally, the vesting schedule for new awards will be determined by the Board of Directors at the time of award.

Beneficial Ownership

Sears Common Share Ownership of Directors and Executive Officers as of January 31, 2002

			Sears Common	Sum of Common
	Sears Common		Share	Shares Plus Common
Name	Shares (a)		Equivalents (b)	Share Equivalents

Hall Adams, Jr.	15,375	(c)	—	15,375
Brenda C. Barnes	11,507	(d)	—	11,507
Warren L. Batts	15,974	(c)	31,841	47,815
James R. Cantalupo	5,894	(e)	1,466	7,360
Donald J. Carty	5,808	(f)	—	5,808
W. James Farrell	6,052	(g)	—	6,052
Alan J. Lacy	396,737	(h)	6,391	403,128
Michael A. Miles	17,640	(c)	11,231	28,871
Hugh B. Price	10,774	(i)	3,696	14,470
Dorothy A. Terrell	15,424	(c)	—	15,424
Raul H. Yzaguirre	741	(j)	274	1,015
Kevin T. Keleghan	64,906	(k)	10,284	75,190
Greg A. Lee	64,331	(l)	114	64,445
Paul J. Liska	50,000		—	50,000
William G. Pagonis	258,740	(m)	9,628	268,368

All directors and executive officers as a group	1,650,745	(n)	182,603	1,833,348

Notes to Sears Common Share Ownership of Directors and Executive Officers Table:

(a)	Ownership is as of January 31, 2002 and includes:

•	Shares in which the director or executive officer may be deemed to have a beneficial interest (including options vesting by April 1, 2002); and

•	Shares held as nontransferable restricted shares and nontransferable deferred common share units, which are subject to forfeiture under certain circumstances.

Each director and executive officer has sole voting and investment power with respect to the common shares listed on the table next to his or her name, except that voting or investment power is shared as to 1,000 shares of stock owned by Brenda C. Barnes.

(b)	These common share equivalents represent fees deferred by directors and salary and bonuses deferred by executive officers at the individual director’s or officer’s request. They do not represent “beneficially owned” shares. Deferred amounts are converted into common share equivalents, the value of which mirrors the value of Sears common shares. Common share equivalents are paid out in cash when the director or officer ceases to serve as a director or officer. Accordingly, the amounts ultimately realized by the directors and officers will reflect changes in the market value of Sears common shares from the date of deferral until the date of payout.

(c)	Includes 4,406 vested deferred shares and 9,868 shares subject to exercisable options.

(d)	Includes 3,166 vested deferred shares and 6,341 shares subject to exercisable options.

(e)	Includes 1,606 vested deferred shares and 2,288 shares subject to exercisable options.

(f)	Includes 808 vested deferred shares.

(g)	Includes 2,084 vested deferred shares and 3,968 shares subject to exercisable options.

(h)	Includes 310,588 shares subject to exercisable options, 1,006 shares credited in the 401(k) Plan and 25,000 shares credited to Mr. Lacy’s non-diversifiable Sears common share unit account as a result of his election to defer receipt of restricted shares and dividends on the restricted shares that unrestricted during 2001.

(i)	Includes 3,696 vested deferred shares and 7,330 shares subject to exercisable options.

(j)	Includes 741 vested deferred shares.

(k)	Includes 50,257 shares subject to exercisable options and 1,694 shares credited in the 401(k) Plan.

(l)	Includes 29,266 shares subject to exercisable options and 65 shares credited in the 401(k) Plan.

(m)	Includes 219,662 shares subject to exercisable options and 1,207 shares credited in the 401(k) Plan.

(n)	Includes 83,216 vested deferred shares, 1,232,521 shares subject to exercisable options and 14,382 shares credited to executive officers in the 401(k) Plan.

To the knowledge of the Company, as of January 31, 2002 and excluding common share equivalents, no director or executive officer (including each person listed in the table) beneficially owned more than 0.12% of Sears outstanding common shares, and all directors and executive officers together beneficially owned an aggregate of 0.52% of Sears outstanding common shares, including shares subject to exercisable options.

Sears Common Share Ownership of 5% Shareholders

	Amount and Nature of Beneficial		Percent of
Name and Address	Ownership: Sears Common Shares (a)		Class

State Street Bank and Trust Company One International Place Boston, Massachusetts 02110	32,958,280	(b)	10.3%

AXA and related entities, as a group, and AXA Financial, Inc.(c)	25,381,938	(d)	7.9%

Barrow, Hanley, Mewhinney & Strauss, Inc. One McKinney Plaza 3232 McKinney Avenue, 15th Floor Dallas, TX 75204-2429	18,000,360	(e)	5.7%

Notes to Sears Common Share Ownership of 5% Shareholders Table:

(a)	Beneficial ownership is based on the latest Schedule 13G filed by the shareholder for ownership as of December 31, 2001. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(b)	The number shown includes 24,755,115 shares held by State Street Bank and Trust Company, trustee, on behalf of participants in the 401(k) Plan. Based on the Schedule 13G covering these shares, State Street disclosed sole voting power as to 7,180,715 shares, shared voting power as to 24, 853,688 shares, sole dispositive power as to 32,941,494 shares and shared dispositive power as to 16,786 shares.

(c)	The address of AXA is 25, avenue Matignon, 75008 Paris, France. The address of AXA Assurances I.A.R.D. Mutuelle, AXA Conseil Vie Assurance Mutuelle and AXA Assurances Vie Mutuelle is 370, rue Saint Honore, 75001 Paris, France, and of AXA Courtage Mutuelle is 26, rue Louis le Grand, 75002 Paris, France (together, the “Mutuelles”). The address of AXA Financial, Inc. (“AFI”) is 1290 Avenue of the Americas, New York, New York 10104.

(d)	Based on the Schedule 13G covering these shares, the Mutuelles together control AXA, which in turn owns a majority interest in AFI. The Mutuelles and AXA, filing as a group, disclosed sole voting power as to 13,018,568 shares, shared voting power as to 3,971,076 shares, sole dispositive power as to 25,309,838 shares and shared dispositive power as to 72,100 shares of common stock. AFI disclosed sole voting power as to 12,962,418 shares, shared voting power as to 3,971,076 shares, sole dispositive power as to 25,295,588 shares and shared dispositive power as to no shares of common stock. A subsidiary of AFI, Alliance Capital Management L.P., acquired 25,263,288 of these shares for investment purposes on behalf of client discretionary investment advisory accounts. Another subsidiary of AFI, The Equitable Life Assurance Society of the United States acquired 32,300 of these shares solely for investment purposes.

(e)	Based on the Schedule 13G covering these shares, Barrow, Hanley, Mewhinney & Strauss, Inc. disclosed sole voting power as to 2,855,460 shares, shared voting power as to 15,144,900 shares, and sole dispositive power as to 18,000,360.

Section 16(a) Beneficial Ownership Reporting Compliance

SEC rules require the Company to disclose late filings of stock transaction reports by its directors and executive officers. Based solely on a review of reports filed by the Company on these individuals’ behalf and written representations from them that no other reports were required, all Section 16(a) filing requirements were met during fiscal 2001, except for a tax withholding related transaction and an option exercise for Lyle Heidemann, which were reported late on Form 5.

Executive Compensation

The following Summary Compensation Table shows compensation information for Sears Chairman, President and Chief Executive Officer, Mr. Lacy, and the four other executive officers who were most highly compensated in 2001 (the “Named Officers”).

Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Awards				Payouts

							Securities
				Other Annual	Restricted		Underlying		LTIP		All Other
Name and			Bonus	Compensation	Share Awards		Options		Payouts		Comp.
Principal Position	Year	Salary ($)	($)(a)	($)(b)	($)(c)		(#)		($)		($)(d)

Alan J. Lacy	2001	900,000	672,975	138,306	—		369,900		487,983	(e)	53,788	(f)
Chairman & CEO,	2000	675,000	1,041,247	7,950	—		603,750		—		49,000	(f)
Sears, Roebuck	1999	566,712	827,256	3,940	1,125,000	(g)	40,000		174,130		7,000
and Co.
Kevin T. Keleghan	2001	478,598	311,945	6,840	—		87,300		287,127	(e)	64,775	(f)
President, Credit and	2000	387,500	486,419	—	—		23,378		—		7,350
Financial Products.,	1999	313,317	348,720	18,478	450,000		10,600		69,020		7,000
Sears, Roebuck and Co.
Greg A. Lee (h)	2001	425,000	461,250	6,162	1,207,850		122,800	(i)	159,375		—
SVP, Human Resources,
Sears, Roebuck and Co.
Paul J. Liska (h)	2001	408,333	695,000	2,850	2,026,000		175,000		262,500	(i)	77,350	(f)
EVP & CFO, Sears,
Roebuck and Co.
William G. Pagonis	2001	420,000	437,460	5,149	—		55,500		258,167		7,350
SVP, Supply Chain	2000	400,000	532,678	4,125	515,700		5,508		—		7,350
Mgmt., Sears,	1999	350,000	358,666	156,629	393,750	(g)	50,000		118,393		7,000
Roebuck and Co.

Notes to Summary Compensation Table:

(a)	The amounts in this column were all awarded under the Company’s Annual Incentive Compensation Plan, except the following: Mr. Liska’s bonus for 2001 includes a payment of $100,000 as a sign-on bonus, and Mr. Lee’s bonus for 2001 includes a payment of $100,000 as a sign-on bonus. The payments for Mr. Liska and Mr. Lee for 2001 also reflect a guaranteed minimum payout per their respective employment offers.

Pursuant to a deferred equity exchange feature available to participants in the Deferred Compensation Plan, Mr. Lacy elected to exchange and defer 20% of his 2001 bonus ($134,595 of the $672,975 represented in the table) at the average market price of $52.09 per share on March 15, 2002. As a result of his election to exchange and defer, Mr. Lacy received a 20% premium ($26,919) on the portion of the bonus he elected to exchange and defer. He received the premium in restricted common share equivalents, which will vest on March 15, 2005.

Pursuant to a deferred equity exchange feature available to participants in the Deferred Compensation Plan, Mr. Liska elected to exchange and defer 65% of his 2001 annual bonus ($386,750 of the $595,000 annual bonus represented in the table) at the average market price of $52.09 per share on March 15, 2002. As a result of his election to exchange and defer, Mr. Liska received a 20% premium ($77,350) on the portion of the bonus he elected to exchange and defer. He received the premium in restricted common share equivalents, which will vest on March 15, 2005.

(b)	Represents tax reimbursement payments and/or above-market interest on deferred compensation. For Mr. Lacy, the figure also includes use of corporate transportation and financial planning.

(c)	Restricted share awards are valued at the closing price of Sears common shares on the date of grant. The Company pays dividends on restricted shares at the same rate paid to all shareholders. Restricted shares are Sears common shares that cannot be sold or otherwise transferred by the Named Officer until such restrictions lapse and unrestricted common shares are issued. All shares may be forfeited if employment is terminated prior to the vesting date. Upon retirement or Company approved early retirement, death, permanent disability or a change in control of the company prior to the scheduled vesting date, a prorated number of shares will vest. If any of these events occur less than six months from the date of grant, all shares will be forfeited.

On December 29, 2001, the Named Officers owned the restricted shares set forth in the table below. The market value is based on the closing price of a Sears common share of $48.00 as of December 28, 2001, the last trading day of the Company’s fiscal year.

	Mr. Lacy	Mr. Keleghan	Mr. Lee	Mr. Liska	Mr. Pagonis

Number of Shares	40,000	10,000	35,000	50,000	25,418
Market Value	$1,920,000	$480,000	$1,680,000	$2,400,000	$1,220,064

All restricted stock awards reported in the above table vest three years or more from the date of grant.

(d)	These amounts represent the Company’s matching contributions under the 401(k) Plan and under the Company’s nonqualified Supplemental 401(k) Savings Plan, in addition to amounts specified in footnote (f).

(e)	Pursuant to a deferred equity exchange feature available to participants in the Deferred Compensation Plan, Mr. Lacy elected to exchange and defer 20% of his 2001 LTI payment ($97,596 of the $487,983 represented in the table) at the average market price of $52.09 per share on March 15, 2002. As a result of his election to exchange and defer, Mr. Lacy received a 20% premium ($19,519) on the portion of the LTI payment he elected to exchange and defer. He received the premium in restricted common share equivalents, which will vest on March 15, 2005.

Pursuant to a deferred equity exchange feature available to participants in the Deferred Compensation Plan, Mr. Keleghan elected to exchange and defer 100% of his 2001 LTI payment ($287,127) at the average market price of $52.09 per share on March 15, 2002. As a result of his election to exchange and defer, Mr. Keleghan received a 20% premium ($57,425) on the portion of the LTI payment he elected to exchange and defer. He received the premium in restricted common share equivalents, which will vest on March 15, 2005.

(f)	These amounts include the premiums received by Messrs. Lacy, Liska and Keleghan as a result of the equity exchanges of all or a portion of their annual bonus and/or LTI payments as disclosed in footnotes (a) and (e).

(g)	Restricted shares represented by this award will be forfeited to the extent that the performance-based vesting requirements for the performance-based stock option grants to Mr. Lacy and Mr. Pagonis in 1997 are met (described under “Performance-Based Stock Options” on page 17).

(h)	In December 2000, Mr. Lee executed an employment offer term sheet that provides for a base salary per annum of $425,000, with annual reviews. In October 2001, Mr. Liska executed an employment offer term sheet that provides for a base salary per annum of $700,000, with periodic increases based on performance.

(i)	These payments reflect a guaranteed minimum payout per the employment offers for Mr. Liska and Mr. Lee.

Stock Options

The following table summarizes all stock options the Board granted to the Named Officers during 2001. Individual grants are listed separately for each Named Officer. The table also shows the potential realizable value of each grant given two performance scenarios.

OPTION GRANTS IN 2001

	Individual Grants(a)

	Number of	% of Total			Potential realizable value at
	Securities	Options			assumed annual rates of stock
	Underlying	Granted to	Exercise		price appreciation for 10-year option
	Options	Employees	or Base		term (b)
Name	Granted	in 2001	Price($)	Expiration Date	5% ($)	10%($)

Alan J. Lacy	139,900	.93	37.66	03/14/11	8,582,049	13,665,480
	230,000	1.53	37.94	10/10/11	14,214,060	22,633,516
Kevin T. Keleghan	45,300	.30	38.65	02/14/11	2,851,942	4,541,241
	42,000	.28	37.94	10/10/11	2,595,611	4,133,077
Greg A. Lee	50,000	.33	34.79	01/01/11	2,833,462	4,511,815
	37,800	.25	38.65	02/14/11	2,379,766	3,789,380
	35,000	.23	37.94	10/10/11	2,163,009	3,444,231
Paul J. Liska	100,000	.66	40.41	06/06/11	6,582,363	10,481,313
	75,000	.50	37.94	10/10/11	4,635,020	7,380,494
	35,500	.23	38.65	02/14/11	2,234,966	3,558,809
William G. Pagonis	20,000	.13	37.94	10/10/11	1,236,005	1,968,132

Notes to Option Grants Table:

(a)	All options have the following material terms. Options become exercisable in three equal annual installments beginning one year from the date of the grant, and remain exercisable until the 10th anniversary of the grant, unless cancelled earlier as a result of termination of employment. Upon retirement or Company approved early retirement, death or permanent disability, a prorated number of shares will vest. The shares will vest 100% upon a change in control of the Company. The option exercise price equals the average market price of a common share on the date of grant. The options include rights permitting the option holder to elect to have shares withheld to satisfy withholding tax requirements. The option holder can pay the option exercise price by tendering Sears common shares, which in turn gives the option holder the right to purchase the same number of shares tendered at a price equal to the average market price on the exercise date. The options include limited stock appreciation rights, which become exercisable in certain cases upon a change in control.

The Company can terminate all outstanding stock options, vested and unvested, if it merges with another entity or enters into certain other extraordinary transactions. In the event of such a transaction, the Company must make one of three equitable adjustments to the outstanding options: 1) replace the options with equivalent options for shares in the new entity; 2) accelerate the vesting of options so that they are exercisable prior to the transaction, or 3) pay in cash the difference between the exercise price and the market price of the options, whether vested or unvested, on the date of the transaction.

With the exception of the 100,000 share grant to Mr. Liska and the 50,000 share grant to Mr. Lee, upon retirement, death or disability, the options outlined above will continue to vest but the number of shares subject to the option will be reduced proportionately to reflect the retirement date.

(b)	These amounts represent assumed rates of appreciation only. There can be no assurance that the amounts reflected in these columns will be achieved or, if achieved, will exist at the time of any option exercise. The actual value realized may vary significantly from these estimated values and will ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised, and upon any applicable taxes and fees.

The following table shows options that Named Officers exercised during 2001 and the number of shares and the value of grants outstanding as of the end of the fiscal year for each Named Officer.

AGGREGATED OPTION EXERCISES IN 2001 AND
FISCAL YEAR END OPTION VALUES

			Number of Securities		Value of Unexercised,
			Underlying Unexercised		In-The-Money Options
			Options at 12/29/01		at 12/29/01(a)

	Shares
	Acquired on	Value	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	Exercise(#)	Realized($)	(# of Shares)	(# of Shares)	($ Value)	($ Value)

Alan J. Lacy	—	—	234,371	1,070,734	3,278,426	12,663,630
Kevin T. Keleghan	—	—	27,164	108,188	166,077	1,127,321
Greg A. Lee	—	—	0	122,800	0	1,366,030
Paul J. Liska	—	—	0	175,000	0	1,513,500
William G. Pagonis	—	—	189,326	124,173	2,268,704	726,882

Note to Option Exercise Table:

(a)	The value of unexercised, in-the-money options is based on the closing market price of a Sears common share of $48.00 as of December 28, 2001, the last trading day of the Company’s fiscal year.

Long-Term Performance Incentive Program

The Sears Long-Term Performance Incentive Program (LTPIP) is a performance-based award made under the Sears 2000 Employees Stock Plan and consistent with the measures provided in the Long Term Incentive Compensation Plan. This award may entitle a participant to an equal, lower or higher number of Sears shares than the number granted depending on performance against four pre-defined goals and Sears share price performance relative to the market.

LONG-TERM PERFORMANCE INCENTIVE PROGRAM

			Estimated Future Payouts
			Under Non-Stock-Price-Based
			Plans(a)
	Number of shares,
	units or other	End of
	rights granted in	Performance	Maximum(#) (assuming all four
Name	2001 (#)	Period	goals are met) (b)

Alan J. Lacy	100,000	12-31-04	200,000
Kevin T. Keleghan	29,000	12-31-04	58,000
Greg A. Lee	25,000	12-31-04	50,000
Paul J. Liska	55,000	12-31-04	110,000
William G. Pagonis	15,000	12-31-04	30,000

Notes to Long-Term Performance Incentive Program Table:

(a)	The Company determined the four performance goals prior to awarding shares. The performance goals for this Program are based upon (a) Retail and related services operating income growth, (b) Comparable store sales growth, (c) Operating expense reduction, and (d) Credit and financial products operating income growth. The goals are designed to align the executives’ financial incentives with the Company’s strategic direction and initiatives. This plan is not structured as a “threshold, target and maximum” plan. The achievement of each of the goals, independently judged on a “met” or “not met” basis, will determine the actual number of shares (if any) received at the end of the performance period. This results in many award variations for each executive.

(b)	The estimated future payout shown above assumes that all goals were met. Sears’ relative share appreciation at the end of the measurement period will also affect the maximum payout and could reduce or increase the award by 50%.

Pension Plan

The Company maintains basic and supplemental pension plans that, subject to vesting conditions, provide retirement benefits for certain full-time and part-time United States associates of the Company and its subsidiaries.

Through December 31, 1999, annual retirement benefits under the pension plans were based upon credited years of service and the average annual cash compensation of the associate’s highest five successive calendar years of earnings out of the ten years immediately preceding termination of employment (“final average annual compensation”). Benefits earned through December 31, 1988 are reduced by a portion of the participant’s estimated social security benefits.

In 1995, the Company changed the manner of computing retirement benefits for years of service after January 1, 2000. Under the new formula, retirement benefits are now based on the individual’s cash compensation each year instead of his or her final average annual compensation. “Cash compensation” for pension plan purposes generally consists of salary and annual bonus. In the case of the Named Officers, it generally consists of amounts paid as shown in the salary and bonus columns in the Summary Compensation Table on page 12, excluding:

•	Amounts earned before the Named Officer became eligible under the plan; and

•	Sign-on bonuses, as described in footnote (a) to the summary compensation table.

As of December 31, 2001, and rounded to the nearest whole number, credited years of service under the pension plans for the Named Officers were as follows: Alan J. Lacy, 6, Kevin T. Keleghan, 4, Greg A. Lee, 2, Paul J. Liska, 1, and William G. Pagonis, 12.

•	Mr. Lee receives a 2-year-for-1-year service credit until age 60 under the terms of his employment offer.

•	Mr. Liska receives a 2-year-for-1-year service credit until age 60 under the terms of his employment offer.

•	Mr. Pagonis received a 2 year-for-1-year service credit between 1/1/1997 and 12/31/2001.

The Pension Plan Table below shows annual retirement benefits that would be payable based upon various assumptions as to annual cash compensation and years of service. It assumes retirement on December 31, 2002 at age 65. The table also assumes that benefits will be payable over the participant’s lifetime with no survivor benefits.

PENSION PLAN TABLE

	Years of Service

Remuneration	5	10	15	25	35

$1,000,000	$66,322	$122,827	$181,603	$308,203	$427,889
1,650,000	110,257	204,310	302,139	512,973	711,787
2,300,000	154,191	285,792	422,675	717,742	995,685
2,950,000	198,126	367,274	543,211	922,511	1,279,582
3,600,000	242,061	448,757	663,747	1,127,280	1,563,480
4,250,000	285,995	530,239	784,283	1,332,050	1,847,377

Officers’ Agreements

The Named Officers have entered into agreements with the Company that require the Named Officers to maintain the confidentiality of information concerning the Company’s business. The agreements also prohibit the Named Officers from working for a competitor of the Company or hiring any Sears employees for one year after their employment with the Company ends. Under the agreements, if the Company terminates a Named Officer’s employment without cause, the Named Officer will receive the following benefits:

•	Severance equal to a pro-rated bonus in the year termination occurs, plus two years of salary continuation, which includes annual base pay and annual bonus target calculated for the year the Named Officer’s employment with the Company ends;

•	Most Company benefits during the salary continuation period; and

•	Continued vesting of stock options and restricted shares during the salary continuation period.

After the first year, salary continuation payments will be reduced by the amount of any compensation and benefits the Named Officer receives from other employment. All of the above payments will lapse if the Named Officer is employed by a competitor of the Company.

If the Named Officer’s employment is terminated in connection with a “change in control” of Sears, the Named Officer will receive the following benefits:

•	Pro-rated salary, including base pay and target bonus, as of the termination;

•	A lump sum equal to two years of annual base pay plus the annual bonus target, determined by the year of termination;

•	Most Company benefits for two years following the termination; and

•	Immediate vesting of any unvested stock options and restricted shares.

Generally, a “change in control” occurs if:

•	Anyone becomes the beneficial owner of 20% or more of the outstanding Sears common shares or the combined voting power of all voting securities;

•	The current Board and all future nominees of the current Board cease to constitute a majority of the Board; or

•	A fundamental corporate change occurs, such as a reorganization, merger, consolidation, liquidation, or dissolution or a sale of substantially all of Sears assets, unless Sears shareholders and directors maintain control of the resulting entity.

Named Officer’s agreements may also provide for supplemental plan benefits as described in the compensation tables.

Certain Stock Option And Restricted Shares Provisions

This section describes the material terms of the Sears performance-based stock options and performance-based restricted shares held by the Named Officers as of January 31, 2002. See the Option Grants in 2001 table on page 14 for additional information.

Performance-Based Stock Options

In 1997, the Company granted performance-based stock options to Mr. Lacy and Mr. Pagonis.

Vesting Schedule

Subject to the share-price condition described below, the performance-based options become exercisable in three installments, one-half in March 2003 and one-quarter in each of March 2004 and 2005. The Named Executives must remain employed by the Company through the vesting dates to be able to exercise the full amount of their performance-based options.

•	The vesting schedule is subject to some exceptions, pursuant to which a pro-rated portion of the performance-based options will become exercisable upon retirement, death or permanent disability, and after a change in control under certain circumstances.

Share-Price Condition

In addition to the time-based vesting requirements, the performance-based options are subject to the following condition: each installment will become exercisable if, prior to March 12, 2003, the daily average price for Sears common shares is at least $100.00 per share for 20 consecutive trading days (the “share-price condition”).

On March 12, 1999 Mr. Lacy and Mr. Pagonis were granted restricted shares that are not subject to the share-price condition, that will be forfeited to the extent that the share-price condition of the performance-based stock option grant is met.

If the Company undergoes a change in control, for 60 days following the change in control, stock appreciation rights will be available with respect to vested performance-based options.

Performance-Based Restricted Shares

In 1997, the Company granted performance-based restricted shares to Mr. Lacy. The performance-based restricted shares become exchangeable for unrestricted shares on the dates specified below if the share-price condition is satisfied.

•	Subject to satisfying the share-price condition, the performance-based restricted shares will become exchangeable for unrestricted shares on March 12, 2007. In addition, a pro-rated portion of the restricted shares will become exchangeable upon retirement, death or permanent disability, and after a change in control under certain circumstances.

Report of the Compensation Committee

Sears seeks to manage its businesses to create superior long-term shareholder returns. In support, Sears executive compensation philosophy and compensation program are designed to: 1) provide competitive total compensation, 2) reward executives who achieve business objectives and 3) reinforce long-term commitment to business growth.

The program bases executive rewards on individual and collective performance versus defined performance standards. These standards are built around management objectives to: 1) drive profitable growth, 2) become customer-centric, 3) develop a diverse, high-performance culture and 4) focus on productivity and returns.

When Sears achieves top quartile performance, Sears executives should be rewarded with commensurate compensation. Pay at risk should be an important portion of total compensation, and incentive curves should encourage the achievement of stretch objectives. In addition, outstanding growth as measured by increasing long-term shareholder returns should result in superior rewards for executives.

Sears total compensation practices seek to reinforce associates’ commitment to the customer, which in turn should drive high levels of individual and team performance and increasing shareholder value.

Compensation Program

The executive compensation program consists of five parts:

Base Salary

Base salaries reward executives for contributions to company success. The timing and amount of base salary increases depends upon the executive’s past performance and experience, current level of contribution, future potential and the relevant labor market. Typically, salaries are reviewed annually. For 2001, the Committee approved base salary increases that were competitive with the market.

Annual Incentive Compensation

The Annual Incentive Compensation Plan rewards individuals who achieve year-over-year business-growth objectives. For 2001, the entire annual bonus was based on growth in earnings per share for the CEO and staff officers who were direct reports to the CEO. For other executives, the annual bonus was based on a combination of growth in earnings per share and achievement of specified business-unit objectives. Executives may elect to receive all or part of their annual bonus in shares of Sears stock to increase ownership.

Long-Term Incentive Compensation

The Long-Term Incentive Compensation Plan focuses on executives’ collective accountability to achieve long-term growth and returns. Executives may elect to receive all or part of their long-term incentive award in shares of Sears stock, which increases ownership. The Company made a payment under this plan for 2001, which was the final year of a three-year performance cycle.

In 2001, the Company initiated the Long-Term Performance Incentive Program (the LTPIP) for selected senior executives. The LTPIP seeks to align participating executive’s financial incentives with the Company’s strategic direction and initiatives, thereby resulting in increasing shareholder return. Executives were granted a number of performance units tied to achievement of stretch financial goals with multi-year performance periods and modified by the extent to which Sears achieves total shareholder returns in excess of the market. A significant portion of the payments made under the LTPIP will be in the form of shares, further aligning executive interests with those of shareholders. The size and value of executives’ LTPIP awards will fluctuate commensurate with their performance. The program was designed to achieve significant, lasting change that successfully repositions the Company for future growth, thereby enhancing shareholder value.

Stock Option Grants

Sears generally grants stock options annually under the Sears Employee Stock Plans to reward executives for growth in Company value as measured by stock price. The option price is equal to the average market price of a share on the grant date. The number of stock options granted reflects competitive and performance-based considerations. In 2001, two stock option grants were made; the first was the normal annual grant for 2001, while the second was an acceleration of the 2002 annual grant.

Stock Ownership Guidelines

To further align executive and shareholder interests, the Compensation Committee has established a guideline for Sears stock ownership by executives. The guideline is five times base salary for the CEO, three times base salary for senior direct reports and one times base salary for other selected executives. All executives have five years to achieve ownership guidelines.

CEO Compensation

Mr. Lacy’s salary, annual bonus, stock option grants and long-term incentive awards generally follow the policies just described. Amounts paid and granted under these plans are disclosed in the compensation tables beginning on page 12.

In 2001, Mr. Lacy’s annual base salary was $900,000. Mr. Lacy’s 2001 target bonus was based on a pre-approved target level of improvement in the Company’s earnings per share over the prior year, as described under “Annual Incentive Compensation.” The Company’s earnings per share for incentive purposes was between the threshold and target levels of performance. Accordingly, Mr. Lacy’s 2001 annual bonus of $672,975 was also between the threshold and target levels.

Mr. Lacy also received a payment of $487,983 for the 1999 – 2001 performance cycle of the Long-Term Incentive Compensation Plan. This Plan consisted of five measures; the Work Measure, the Shop measure, which consisted of two parts; customer satisfaction and customer loyalty, and the Invest measure, which also consisted of two parts; shareholder value added improvement and relative total shareholder return. Weighted performance could pay out from 0% to 150% of the cycle target. Because performance against the measures indicated a payout between threshold and target, Mr. Lacy’s award was also between threshold and target levels of performance.

In 2001, the Company granted Mr. Lacy an option to purchase 139,900 common shares at a grant price of $37.66 and an option to purchase 230,000 common shares at a grant price of $37.94.

Peer Companies

The Committee regularly monitors compensation practices of peer retail and service industry companies, other Fortune 100 companies, and other companies in the S&P 500 to determine the competitiveness of Sears executive compensation programs. The Committee believes that the Company’s most direct competitors for executive talent are not always industry peers. The companies that Sears benchmarks compensation practices against may include some or all of the companies included in the S&P Retail Stores Composite Index and/or the S&P Retail Department Stores Index that are used for the comparison performance graph on page 21.

Policy on Deductibility of Compensation

Federal tax law limits the Company’s tax deduction for annual compensation paid to certain Named Officers to $1 million per person, unless certain exceptions apply. One of these exceptions is that certain compensation based on objective performance goals and terms approved by shareholders is not subject to the $1 million limitation. The Committee uses and intends to use performance-based compensation, which should minimize the effect of these tax limits. Yet because Sears must attract and appropriately reward executives, the Committee believes the loss of a tax deduction occasionally may be necessary.

Performance-Based Equity Incentives

To emphasize Sears commitment to creating greater shareholder value, in 1997 and 2000 the Company granted performance-based stock options and restricted common shares to certain members of the Company’s senior management. The options will become exercisable and the restricted shares will vest only if the price of Sears common stock reaches $100 for 20 consecutive trading days prior to March 12, 2003. The material terms of the stock options and restricted shares are described on pages 17 and 18.

The Compensation Committee

The Compensation Committee is composed of independent, non-employee directors. The Committee helps the Board establish the Company’s executive compensation philosophy. The Committee approves the terms and conditions of employment for executive officers and administers the compensation programs for these officers. In addition, the Committee oversees benefits plans covering all associates, recommending changes in these plans to the Board. The Committee uses the advisory services of independent compensation and benefits consultants in meeting its responsibilities.

Conclusion

The Compensation Committee believes that Sears executive compensation programs align the interests of the Company’s executive officers with those of the shareholders by motivating executives to achieve goals designed to drive profitable growth and improve productivity and financial returns.

Compensation Committee:

Brenda C. Barnes (Chairman)
James R. Cantalupo
Donald J. Carty	Michael A. Miles
W. James Farrell	Dorothy A. Terrell

Compensation Committee Interlocks and Insider Participation

During 2001, the following directors (none of whom was or had been an officer or employee of the Company or any of its subsidiaries) served on the Company’s Compensation Committee: Brenda C. Barnes, James R. Cantalupo, Donald J. Carty, W. James Farrell, Michael A. Miles, and Dorothy A. Terrell. There were no interlocks with other companies within the meaning of the SEC’s proxy rules during 2001.

Performance Graph

The following graph compares the performance of Sears common shares with that of the S&P 500 Index, the S&P Retail Stores Composite Index and the S&P Retail Department Stores Index.

The S&P Retail Stores Composite Index consists of all companies included in the S&P 500 Index in the broadly defined retail sector, which includes competing retailers of softlines (apparel and domestics) and hardlines (appliances, electronics and home improvement products), as well as food and drug retailers. The S&P Retail Department Stores Index consists primarily of department stores that compete with the Company’s full-line stores.

Comparison of Five-Year Cumulative Total Return
December 1996 Through December 2001

CUMULATIVE INDEXED RETURNS

	1996	1997	1998	1999	2000	2001

SEARS	100.00	100.15	95.76	70.05	82.49	115.58

S&P 500	100.00	133.35	171.46	207.54	188.65	166.24

S&P RETAIL COMPOSITE	100.00	144.65	233.31	282.60	237.64	259.05

S&P RETAIL DEPT STORES INDEX	100.00	126.13	129.21	109.84	112.55	141.15

Assumes $100 invested on the last day of December 1996. Dividends are reinvested at the end of the month in which the ex-dividend date falls.

Item 2: Appointment of Auditors

Item 2 is the ratification of the Audit Committee’s recommendation that Deloitte & Touche LLP be appointed independent public accountants to audit the financial statements of the Company for fiscal year 2002. Representatives of Deloitte & Touche LLP will be present at the meeting. They will be available to respond to your questions and may make a statement if they desire.

THE BOARD RECOMMENDS THAT YOU VOTE TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS FOR 2002 AS PROPOSED IN ITEM 2.

Item 3: Proposal to Adopt and Approve the 2002 Non-Employee Director Stock Plan

In 1996, the Board of Directors adopted and shareholders of the Company adopted and approved the Non-Employee Director Stock Plan (the “1996 Plan”). In order to assure that it is able to retain the most qualified directors, the Board believes that it is important that the Board’s compensation be competitive with that of our direct competitors and with companies of similar size across all industries. For the first time since 1996, the Board has been reviewing our compensation program for service as a director, including the terms of the 1996 Plan. Based on this review, the Board believes that our non-employee director compensation lags behind that of these two groups.

In order to make our Board compensation more competitive and to bring it more in line with that of our peer groups, the Board at its March meeting decided to increase the amount of the annual cash retainer from $30,000 to $40,000 and to increase the amount a director earns for service as a chairman of a committee of the Board from $5,000 to $7,500. In addition, the Board of Directors determined that it is appropriate to make several changes to the 1996 Plan. Rather than amend the 1996 Plan to reflect these changes, the Board adopted the 2002 Non-Employee Director Stock Plan (the “2002 Plan”). If the 2002 Plan is approved by shareholders, no further awards will be made under the 1996 Plan. If the 2002 Plan is not approved by shareholders, then the 1996 Plan will continue in existence under its current terms until changed by the Board of Directors in accordance with its terms.

One of the most significant changes the 2002 Plan will make is an immediate reduction in the number of shares currently available for award to directors (from approximately 2.42 million to 500,000) and a change in the formula that determines the number of shares available for award in future years so that the number of shares available for award in future years will grow at a slower rate (from one-tenth of one percent of the amount of shares outstanding on each January 1 to one-twentieth of one percent). In all other respects, except as described otherwise below, the 2002 Plan will operate in the same fashion as the 1996 Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS ADOPT AND APPROVE THE 2002 PLAN. THE PLAN IS DESCRIBED BELOW, BUT REFERENCE SHOULD BE MADE TO THE TEXT OF THE PLAN WHICH IS SET FORTH IN APPENDIX B, FOR COMPLETE INFORMATION.

Description of the 2002 Plan

The Company will annually grant options and deferred shares to the non-employee directors until the annual meeting of shareholders in 2012. A new feature under the 2002 Plan is that non-employee directors will have the election of receiving all or a portion of their annual cash retainer in options to purchase Company stock.

Options

Following each annual meeting of shareholders, each non-employee director will be granted an option to purchase shares. The number of shares subject to each director’s grant will be determined by dividing the annual cash retainer (currently $40,000 plus any additional amounts earned by the director for serving as the chairman of a committee of the Board of Directors (currently $7,500) plus any other annual cash fees payable to a director established by the Board in the future), by one-third of the “average market price,” which the plan defines as the average of the high and low trading prices for a share on the date of grant. Traditional valuation methods have shown that it is reasonable to use this formula to approximate equal value of the annual cash retainer and option grants. Under the 1996 Plan, the value of a grant was fixed at $30,000. While the annual cash retainer is unlikely to change frequently, competitive pressures and other conditions may cause the Board of Directors to review the amount of the annual cash retainer at some time prior to the termination of this plan; therefore the 2002 Plan creates the flexibility to allow the value of the annual option and deferred share grant to change as the annual cash retainer changes.

In addition to annual grants, a whole or partial grant as determined by the Board of Directors will be made following the election or appointment of a director other than at an annual meeting.

Options generally will expire 10 years from the date of grant unless an earlier date is contained in the grant notice (the “expiration date”).

The purchase price per share to be specified in each option granted under the 2002 Plan will be the average market price of a common share of the Company on the date the option is granted. The 2002 Plan does not authorize the repricing of options to specify a lower purchase price, through amendment of outstanding options, cancellation of outstanding options, the grant of replacement options or any other method, except for anti-dilution adjustments.

The 2002 Plan permits the Company to provide that payment of the purchase price upon exercise of options may be made in cash, shares owned by the optionee for at least six months prior to the date of exercise (in which case, such shares will be valued at the average market price on the date of exercise), any other lawful form of consideration or a combination thereof, or by irrevocably authorizing a third party to sell shares of stock (or a sufficient portion of the shares) acquired on exercise of the option and remit to the Company a sufficient portion of the sale proceeds to pay the entire purchase price and any tax withholding resulting from such exercise.

Options will not be transferable other than by will or the laws of descent and distribution and gifts to members of the participant’s immediate family subject to conditions established by the Company (and except as may otherwise be permitted to allow the shares to be issued under the Plan to be registered on a registration statement on Form S-8 with the Securities and Exchange Commission).

Exchange of Annual Retainer for Options

Directors may elect to receive some or all of their annual cash retainer in the form of stock options. The election by a director may be made once annually during the period from the date of the annual meeting through May 31 of that year and such election will apply for the following four quarters. A director participating in the program will receive an option grant quarterly to purchase 25% of the total dollar amount of their annual cash retainer foregone divided by one third of the average of the closing market prices of a share of stock on each of the trading days during the one year period ending on the election deadline. The exercise price for these options will be the average market price of a common share of the Company on the date of grant.

Deferred Shares

Deferred shares under the 2002 Plan will be evidenced by bookkeeping entries and will evidence unfunded and unsecured general obligations of the Company. Following each annual meeting of shareholders, deferred shares will be granted to each non-employee director. The number of deferred shares will be determined by dividing the annual cash retainer by the average market price of a share on the date of the annual meeting. In addition to the annual grants, a whole or partial grant will be made following the election or appointment of a non-employee director other than at an annual meeting. The deferred shares will be credited to a “common share equivalent account” established for each director. Dividend equivalents equal to the per share cash dividend paid will be credited to each director’s common share equivalent account with respect to each deferred share credited to the director’s account. Dividend equivalents will be converted into deferred shares based on the average market price of a share on the dividend payment date.

Deferred shares and interests in common share equivalent accounts will not be transferable other than by will or the laws of descent and distribution and gifts to members of the participant’s immediate family, except to the extent permitted by the Company (and except as may otherwise be permitted to allow the shares to be issued under the Plan to be registered on a registration statement on Form S-8 with the Securities and Exchange Commission).

Grants

For a discussion of the awards that were made to non-employee directors under the 1996 Plan, see “Directors’ Compensation and Benefits” elsewhere in this proxy statement.

If the 2002 Plan is approved by shareholders, on May 9, 2002, directors will receive an award of stock options and deferred shares. Since the number of options and deferred shares that will be awarded is based on the average market price on the date of grant, we cannot currently determine the amounts to be awarded. As an illustration, if the average market price of a share of the Company’s stock on May 9, 2002 is $52.09, each non-employee director would be entitled to receive a grant of options to purchase 2,303 shares of stock (2,735 shares in the case of each committee chair), resulting in an aggregate grant of options to purchase 24,326 shares of stock, and would be credited with 767 deferred shares (911 shares in the case of each committee chair), resulting in an aggregate grant of 8,102 deferred shares. The actual amounts to be awarded to non-employee directors on May 9, 2002 may differ from the amounts shown in this illustration.

Other Provisions

All other provisions applicable to an award, such as vesting and termination provisions, will be set forth in the grant notice issued to a director at the time of the award.

Number of Shares Subject to Plan

Under the 2002 Plan, the maximum aggregate number of deferred shares and shares that may be subject to options granted pursuant to the plan will equal 500,000 for 2002, with the unused balance increasing as of January 1 of each subsequent year by one-twentieth of one percent of the outstanding shares of the Company on the applicable January 1. In addition, the number of shares tendered in payment of the purchase price specified in options will be deducted from the number of shares issued and may be reawarded pursuant to the 2002 Plan.

Under the 1996 Plan, the aggregate number of deferred shares and shares that may be subject to options granted in any calendar year may not exceed one-tenth of one percent of the number of shares outstanding as of the first business day of such year, plus the number of shares available for award in the prior calendar year but not used for awards in that year. In addition, the number of shares tendered in payment of the purchase price specified in options will be deducted from the number of shares issued and, if the 2002 Plan is not approved by shareholders, may be reawarded pursuant to the 1996 Plan. Following shareholder approval of the 2002 Plan, no new awards will be made under the 1996 Plan.

Adjustment in Connection with Certain Events

Awards are subject to adjustment in connection with certain corporate events. Adjustments may include adjustments to the number of shares subject to options, the exercise price or the time for exercise. In the event of (1) a stock dividend or stock split of Company common shares, the plan administrator shall, or (2) a combination or other reduction in the number of issued common shares, a spin-off or other distribution of any assets of the Company or any subsidiary (or all or any portion of the interests of the Company in any subsidiary to Company shareholders) merger, consolidation, reorganization, sale or exchange of all or substantially all of the assets of the Company (or all or any portion of the interests of the Company in any subsidiary) or other similar extraordinary corporate transaction, the plan administrator may, make such adjustments, if any, as the plan administrator may in good faith determine to be appropriate and equitable.

All awards will provide for amendment or adjustment in connection with any transactions described in the previous paragraph. If any grant notice fails to include such provisions, the applicable provisions included in the 2002 Plan option form in general use under this plan on the grant date will be deemed to be incorporated by reference into the grant.

Administration

The 2002 Plan provides that it shall be administered by the Board of Directors of the Company or, to the extent authorized by the Board of Directors, a committee of directors. The Nominating Committee has been appointed as the committee authorized to exercise the limited discretionary powers of the Company under the 2002 Plan. The Nominating Committee has no power to select the participants who will receive awards, determine the number of shares to be awarded or the price or time at which awards are to be granted.

Pursuant to the 2002 Plan, each member of the Board of Directors or any committee, and, to the extent provided by the board or directors or any committee, any other person to whom duties or powers shall be delegated in connection with the 2002 Plan, shall incur no liability with respect to any action taken or omitted to be taken in connection with the 2002 Plan and shall be fully protected in relying in good faith upon the advice of counsel, to the fullest extent permitted under applicable law.

The Board of Directors may amend the 2002 Plan without shareholder approval, except as specified in the 2002 Plan.

Federal Income Tax Consequences

The following material summarizes the principal anticipated federal income tax consequences of grants under the 2002 Plan to participants and the Company.

Consequences to Participants

Options. An optionee will recognize no income for federal income tax purposes upon grant of an option. In connection with the exercise of an option, an optionee will generally recognize ordinary income at the time the option is exercised, in an amount equal to the difference between the exercise price and the market price at exercise of the shares acquired.

Payment of option price in shares. If an option is exercised and payment is made by means of previously held shares or shares and cash, there is no gain or loss recognized to the optionee on the previously held shares. The optionee’s basis and holding period of the previously held shares will be retained. Any additional shares received under the option will have a basis equal to the compensation realized by the optionee for federal income tax purposes plus the amount of any additional cash paid.

Deferred shares. The participant will realize taxable compensation at the time the deferred shares are exchanged for shares. The amount of such compensation will be equal to the aggregate average market price of the deferred shares on the date the deferred shares are exchanged.

Consequences to the Company

The Company will generally receive a federal income tax deduction at the same time, and in the same amount, as compensation is realized by the participant.

The average market price and the closing price for the Company’s common shares on March 15, 2002, as reported in a summary of composite transactions in The Wall Street Journal for stocks listed on the New York Stock Exchange, were $52.09 and $52.29 per share, respectively.

Item 4: Shareholder Proposal Regarding Vendor Standards

Item 4 is a proposal submitted by Christian Brothers Investment Services, Inc. (the “Lead Proponent”), American Friends Service Committee, Congregation of the Sisters of Charity of the Incarnate Word, Connecticut Retirement Plans and Trust Fund, Domini Social Investments, Dominican Sisters of Springfield, Illinois, Aaron Merle Epstein, The New York City Teachers’ Retirement System, The New York City Fire Department Pension Fund, The New York City Police Pension Fund, St. Joseph Health System, Peter Joseph Rosenwald and Walden/BBT Domestic Social Index Fund. A list of the names, addresses and number of the Company’s shares held by each co-proponent will be promptly provided upon oral or written request.

Shareholder Proposal

WHEREAS: Consumers and shareholders continue to be seriously concerned about whether abusive working conditions and absence of a living wage exist in facilities where the products they buy are produced or assembled.

Three-quarters of the US consumers surveyed would avoid shopping at a retailer that they knew sold garments made in sweatshops. An overwhelming 86% of those surveyed would pay a 5% mark-up to ensure decent working conditions. (“The Consumer and Sweatshops,” Marymount University Survey, November 1999)

Students have persuaded their universities to adopt codes requiring that clothing sold in university stores is made under humane conditions. (Business Week, 5/3/99)

Nearly half the global workforce involved in producing textiles, garments and shoes are women and wage inequalities are their universal lot. (International Labor Organization, 10/16/00)

Our company purchased goods produced in countries like China where human rights abuses and unfair labor practices have been well documented. (U.S. State Department’s “China Country Report on Human Rights Practices — 1999”)

Reports that suppliers are exploiting workers may damage our company’s reputation and generate a consumer backlash. Our company should demonstrate enforcement of its standards by developing independent monitoring programs with local, respected and independent religious, human rights and labor groups. To be credible, the process of monitoring and verification must be transparent, with the contents of compliance reports made public.

To improve the quality of life of workers who make its products, our company should implement ongoing wage adjustments, ensuring that workers have a sustainable living wage.

And rather than terminating contracts Sears should establish incentives to encourage its suppliers and vendors to raise labor standards.

RESOLVED: Request the Board of Directors to:

1.	Amend the Sears Buying Policy and standard purchase contracts to reflect implementation of a code of conduct based on the ILO standards

2.	Establish an independent monitoring process that assesses adherence to these conventions and,

3.	Report annually on adherence to the amended Policy through an independent and transparent process, the first such report to be completed by January 2002.

Shareholders’ Supporting Statement

1.	All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98).

2.	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135)

3.	There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Convention 100 and 111).

4.	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Convention 29 and 105).

5.	There shall be no use of child labor. (ILO Convention 138).

The Company’s Statement in Opposition

The Board of Directors believes that this proposal is not in the best interest of the Company or you, our shareholders, and unanimously recommends that you vote against it.

Sears is fully committed to conducting its business at home and abroad with a high standard of business ethics, in compliance with all applicable laws and with a regard for human rights. Sears expects its vendors to do the same.

Consistent with this commitment, the Company has developed policies and procedures designed to maximize compliance by its vendors with the Company’s position. These policies and procedures include a buying policy, standard purchase contract provisions, and audit procedures.

The buying policy sets forth requirements that Sears vendors — domestic and overseas — generally must satisfy as a condition of doing business with Sears. The standard policy is reviewed and revised periodically. The standard policy specifically addresses many of the concerns expressed in the International Labor Organization principles cited by the proponents. It prohibits the use of child labor and forced labor, sets forth requirements regarding employee health and safety, and outlines requirements for employment practices, wages, hours and benefits. It prohibits vendors from penalizing employees who exercise their right to establish and join legal organizations and prohibits job discrimination based on personal characteristics and beliefs.

The Company’s standard purchase contract requires vendors to certify that all goods sold to Sears are manufactured in compliance with all applicable laws governing the vendor’s working conditions, wages, hours and minimum age of the vendor’s work force. Vendors further represent and warrant that their goods have not been produced by forced or involuntary labor. Vendors also agree to respond to Sears requests for information regarding the location and method of manufacture. The standard purchase contract prohibits vendors from changing the location of manufacture without first informing Sears and authorizes Sears to inspect any production facilities at which any Sears merchandise, or any components or piece goods, are being produced. This includes the vendor’s own facilities as well as those of subcontractors and suppliers.

Sears labor compliance auditors evaluate factories used by overseas vendors producing branded softline products to authorize any new supplier relationship and evaluate ongoing compliance with the Sears Buying Policy. In addition, Sears has retained several independent, contractor compliance auditing firms to evaluate compliance with the Sears Buying Policy in the factories of a number of domestic vendors that supply Sears branded softline products. When these evaluations reveal deficiencies, Sears will generally work with the vendor to have them corrected, but reserves the right to terminate the supplier relationship.

Sears learns of alleged violations from external sources, including customers, media reports, concerned citizens and, in some instances, factory workers. In addition, Sears reviews the Department of Labor’s quarterly Garment Enforcement Report, which lists domestic manufacturers who have been cited for wage and hour violations. Sears investigates alleged violations and wage and hour citations with its vendors and such other parties as appropriate. If the Company determines that the alleged violations have merit, Sears will work with the vendor to address the problem or terminate the vendor. The Company follows up with vendors to verify that the wage and hour citations have been satisfactorily resolved.

Finally, the Company provides, on request, information about its buying practices and policies and vendor standards. The Company has met in the past with the lead proponent of this proposal and has expressed its willingness to open additional dialog with them in a continuing effort to strengthen its commitment and share ongoing efforts being taken by the Company to address labor compliance issues.

The Board of Directors believes that the buying policy, coupled with other efforts currently in place, reflects Sears commitment.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE AGAINST ITEM 4.

Item 5: Shareholder Proposal Regarding Classified Board

Item 5 is a proposal submitted by Martin Glotzer, 7061 N. Kedzie Avenue, Suite 301, Chicago, IL 60645 and Frank Gopen, the Plan Administrator of New England Mfg. Corp. Employees’ Profit Sharing Plan and Trust, P.O. Box 278, Brookline, MA, 02146-0002. Mr. Glotzer has indicated to the Company that as of October 19, 2001 he owned 10 common shares and Mr. Gopen indicated that as of October 19, 2001 the New England Mfg. Corp. Employees’ Profit Sharing Plan and Trust owned 110 common shares.

Shareholder Proposal

RESOLVED: That the stockholders of Sears, Roebuck and Company, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors, their subsequent election shall also be on an annual basis.

Shareholders’ Supporting Statement

Continued very strong support along the lines we suggest was shown at the 2000 annual meeting where 51%*, 9,312*owners of 131,807,005* shares, were cast in favor of this proposal. (Management is requested to insert the correct figures when the last time the proposal was presented to shareholders 2000).

We believe the Board of Directors should accept the wishes of many SEARS shareholders as part of its program of corporate governance.

If you agree, please mark you proxy for this resolution.

The Company’s Statement in Opposition

The Board of Directors believes that this proposal is not in the best interest of the Company or you, our shareholders, and unanimously recommends that you vote against it.

In 1988, the shareholders of the Company voted to amend the Company’s Certificate of Incorporation (the “Certificate”) to create a classified Board of Directors. The directors are grouped into three classes approximately equal in number and serve staggered three-year terms. Thus, each year approximately one-third of the Board is up for election.

The Board recognizes that a significant number of shareholders have voted in favor of previous shareholder proposals requesting declassification of the Board and takes an active interest in shareholder proposals receiving a majority of the votes cast at any annual meeting. However, it also considers the relationship between the number of shareholders supporting the proposal as compared to the total number of outstanding shares. The shareholder-approved amendment to the Certificate provided that the classified Board provisions of the Certificate can be modified only with the vote of at least 75% of the outstanding shares. At the 2000 Annual Meeting, while the shareholder proposal to declassify the Board received a majority of the votes cast, the votes in favor constituted only approximately half of the 75% of the outstanding shares that would be required to amend the Certificate to declassify the Board.

The Board periodically reviews this issue to determine whether it would be appropriate to reconsider having a classified Board. After careful review, the Board concludes, for the reasons outlined below, that it is still in the best interests of the Company and its shareholders to maintain a classified Board.

Board classification ensures that the majority of directors at any given time will have experience in the business and affairs of the Company. The Board believes that such a Board is best situated to maximize long-term shareholder value. For instance, continuity on the Board is integral to developing, refining and executing a long-term strategic plan, a process that often takes years. The Board also believes continuity provides directors with an historical perspective of the Company that enhances their ability to make fundamental decisions that are best for the Company — decisions on strategic transactions, significant capital commitments and careful and consistent use of financial and other resources. At the same time, the Board remains accountable to the shareholders, who retain the power to influence the composition of the Board by proposing and electing alternate nominees for the class of directors to be elected each year. The Board believes that incumbent directors who continue in office will be aware of and influenced by such shareholder activities.

For these reasons, the Board believes that a classified Board is still in the best interests of the Company and its shareholders.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE AGAINST ITEM 5.

Item 6: Shareholder Proposal Regarding Poison Pills

Item 6 is a proposal submitted by Emil Rossi, P.O. Box 249, Boonville, CA 95415. Mr. Rossi indicated to the Company that as of November 9, 2001, he owned 3,287 common shares.

Shareholder Proposal

6 — SHAREHOLDER VOTE ON POISON PILLS

Shareholders request that our Board of Directors seek shareholder approval prior to adopting any poison pill and also redeem or terminate any pill now in effect unless it has been approved by a shareholder vote at the next shareholder meeting.

The poison pill is an important issue for shareholder vote even if our company does not now have a poison pill or plan to adopt a poison pill in the future in my view. Currently our board can adopt a poison pill: 1) At any time 2) In a short period of time 3) Without shareholder approval.

Negative Effects of Poison Pills on Shareholder Value

“Even though [the pills] are designated as protection and not intended ever to be triggered, the pills are poison, indeed. The basic function of pills is, simply stated, to confront a hostile purchaser with immediate and unacceptable dilution of the value of his investment. The pill is a ‘doomsday device,’ with such potent wealth destroying characteristics...”

Power and Accountability Chapter 2, after “1,000 Poison Pills” heading. Nell Minow and Robert Monks

The Council of Institutional Investors recommends shareholder approval of all poison pills.

Institutional Investor Support for Shareholder Vote

Many institutional investors believe poison pills should be submitted for a vote by shareholders. This support includes these leaders in corporate governance: 1) Teachers Insurance and Annuity Association College Retirement Equities Fund (TIAA-CREF), TIAA-CREF Policy Statement on Corporate Governance 2) California Public Employees Retirement System (CalPERS), CalPERS U.S. Corporate Governance Principles. IV. Governance Guidelines, D. Shareholder Rights.

A poison pill can insulate management at the expense of shareholders. A poison pill is such a powerful tool that shareholders should be able to vote on whether it is appropriate. A shareholder vote on poison pills can avoid an unbalanced concentration of power in our directors at the expense of the vast majority of shareholders. Each sentence in this paragraph is my view.

Institutional Investor Support is High-Caliber Support

Shareholder right to vote on poison pill resolutions achieved a 57% average yes-vote from shareholders at 26 major companies in 2000. Source: Investor Responsibility Research Center, 2000 Annual Meeting Report on Delphi Automotive Systems, April 2001.

Major companies with a majority yes-no votes on this topic include: Caterpillar, Dun & Bradstreet, EDS, Raytheon and Southwest Airlines. Source: Corporate Governance Bulletin, May-June 2000.

68% Vote at a Major Company

This proposal topic won 68% of the yes-no vote at the Burlington Northern Santa Fe (BNI) 2001 annual meeting. The text of the BNI proposal, which has further information on poison pills, is available at The Corporate Library website under Proposals.

Shareholder Vote Precedent Set by Other Companies

In recent years, various companies have been willing to redeem poison pills or at least allow shareholders to have a meaningful vote on whether a poison pill should remain in force. We believe that our company should do so as well.

For instance the following companies have changed their policies on poison pills in response to shareholder votes: Mattel, Navistar, and Boise Cascade. Source: “Twenty-Two for 2002, Corporate Governance Advisor, Nov/Dec 2001.

In the interest of shareholder value vote yes:

SHAREHOLDER VOTE ON POISON PILLS YES ON 6

The Company’s Statement in Opposition

The Board of Directors believes that this proposal is not in the best interest of the Company or you, our shareholders, and unanimously recommends that you vote against it.

The Board has not adopted a shareholder rights plan (sometimes called a “poison pill”) and, in recommending a vote against the shareholder proposal, has not determined that a rights plan should be adopted by the Company. However, circumstances could arise in the future in which the adoption of such a plan would be an important tool for protecting the interests of the shareholders in compliance with the fiduciary duties of the Board. Requiring shareholder approval prior to the adoption of a rights plan could impede the ability of the Board to use such a plan for the benefit of stockholders when circumstances warrant.

Rights plans are designed to strengthen the ability of a board of directors, in the exercise of its fiduciary duties, to maximize shareholder value and protect shareholders from unfair and abusive takeover tactics. More than 2,000 U.S. companies, including more than half of the companies in the S&P 500 Index, have adopted some type of rights plans, according to an IRRC (Investor Responsibility Research Center) report issued last year.

The Board disagrees with the proponent’s suggestion that a rights plan would permit the Board to act against the interests of shareholders. On the contrary, the Board has a fiduciary duty to and is committed to act in the best interests of the shareholders. This duty applies to all actions, including any future adoption of a rights plan. In fact, any adoption or use of a rights plan by the Board would be subject to judicial review under New York Business Corporation Law Section 505(a)(2)(ii), which explicitly provides for such review to insure that rights plans are utilized in the best interests of the corporation and its shareholders. Accordingly, rights plans should neither prevent unsolicited proposals from being made nor prevent companies from being acquired at prices that are fair and adequate.

In fact, a study of takeover data from 1992 through 1996 by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, found that the presence of a rights plan neither increased the likelihood of defeat of an unsolicited takeover proposal nor reduced the likelihood of a company becoming a takeover target. The same Georgeson & Company study found that the premiums paid to acquire companies with rights plans averaged eight percentage points higher than premiums for companies without such plans.

As stated above, in recommending a vote against the proposal, the Board has not determined that a rights plan should be adopted by the Company. Any such determination would be made only after careful deliberation, in light of the totality of the circumstances then prevailing and in the exercise of the Board’s fiduciary duties. The recommendation against the proposal is based on the Board’s belief that it would be unwise to limit the flexibility of the Board to act in the best interests of the Company and the shareholders if circumstances arise in the future that warrant the adoption of a rights plan.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE AGAINST ITEM 6.

Certain Transactions

As described on page 11, State Street Bank and Trust Company beneficially owns 10.3% of Sears outstanding common shares. State Street provides credit lines to the Company, provides investment management services to the Sears Pension Plan and serves as trustee for the 401(k) Plan. In addition, State Street also provides, through a joint venture with CitiGroup formed on April 1, 2000, administrative services to the 401(k) Plan and the Sears Pension Plan. In 2001, the Company, the Sears 401(k) Plan and the Sears Pension Plan together paid State Street approximately $13.7 million for these and related services.

Independent Accountant Fees

Deloitte & Touche (including Deloitte & Touche LLP, Deloitte Consulting, the member firms of Deloitte Touche Tohmatsu and their respective affiliates) billed the Company the following fees for the past fiscal year.

Audit Fees (review of quarterly and audit of annual financial statements)	$2,958,000
Financial Information System Design and Implementation Fees (as defined in applicable SEC rules)	$-0-
All Other Fees
Audit-Related Fees (1)	$1,887,000
Other Fees (2)	$2,209,000

$4,096,000

(1)	Includes fees for attestation services rendered by Deloitte & Touche for matters such as comfort letters and consents related to SEC and other registration statements, audits of employee benefit plans, agreed upon procedures, and consultation on accounting standards or transactions.

(2)	Includes fees for tax planning and compliance services of $817,000 and business consulting services of $1,392,000.

Other Matters

Effective March 31, 2001, the Company renewed its directors and officers liability insurance policies in the aggregate amount of $150 million. The $150 million is a shared aggregate providing coverage for directors’ & officers’, fiduciary and employment practices liability. The 2001 premiums were approximately $3.2 million. The policies expire on March 31, 2002. At the time this proxy statement is going to press, the Company is currently in negotiations to renew the policies. The insurers are A.C.E. Insurance Co., Lloyds of London, Gulf Insurance Co., Royal & SunAlliance, Great American Insurance Co., Hartford Insurance Co., Zurich-American Insurance Co., Federal Insurance Co. and National Union Fire Insurance Co. No sums were paid under any directors and officers liability insurance policies or other indemnification obligation in 2001.

Appendix A

Excerpts From By-Laws of Sears, Roebuck and Co.

Article I

MEETINGS OF SHAREHOLDERS

     Section 1. Place of Meetings. All meetings of the shareholders shall be held at such place within or without the State of New York as shall be fixed by the Board of Directors from time to time.

     Section 2. Annual Meetings. The annual meeting of the shareholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held at such time as is specified in the notice of the meeting on either the second Wednesday in May of each year or on such other date as may be fixed by the Board of Directors prior to the giving of the notice of such meeting. The Board of Directors acting by resolution may postpone and reschedule any previously scheduled annual meeting of shareholders.

     Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Company’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this By-Law.

     For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of the foregoing paragraph of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 45 days nor more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner.

     Notwithstanding anything in the second sentence of the preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

     Only such persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The chairman of

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the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

     For purposes of this By-Law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

     Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

     Section 3. Special Meetings. Special meetings of the shareholders for any purpose or purposes shall be called to be held at any time upon the request of the Chairman of the Board of Directors, the President or a majority of the members of the Board of Directors or of the Executive Committee then in office. Business transacted at all special meetings shall be confined to the specific purpose or purposes of the persons authorized to request such special meeting as set forth in this Section 3 and only such purpose or purposes shall be set forth in the notice of such meeting. The Board of Directors acting by resolution may postpone and reschedule any previously scheduled special meeting of shareholders.

     Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected (a) pursuant to the Company’s notice of meeting (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. Nominations by shareholders of persons for election to the Board of Directors may be made at such a special meeting of shareholders if the shareholder’s notice required by the third paragraph of Section 2 of Article I of these By-Laws shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

     Only such persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible to serve as directors and only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

     Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law.

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Appendix B

2002 NON-EMPLOYEE DIRECTOR STOCK PLAN

I. Purpose

     The purpose of the Sears, Roebuck and Co. Non-Employee Director Stock Plan (the “Plan”) is to promote the interests of Sears, Roebuck and Co. (the “Company”) by providing an inducement to obtain and retain the services of qualified persons as members of the Company’s Board of Directors (the “Board”) and to align more closely the interests of such persons with the interests of the Company’s stockholders by providing a portion of the compensation provided to such persons in the form of equity securities of the Company.

     Pursuant to the Plan, the Company shall grant, upon the terms and conditions set forth herein, to directors (“directors”) of the Company who are not employees or officers of the Company or its subsidiaries (i) options (“options”) to purchase common shares of the Company (“shares”), and (ii) deferred shares (“deferred shares”) that are credited to a common share equivalent account and paid out in shares upon termination of service as directors. No grants shall be made under the Plan after the annual meeting of the Company’s shareholders (“annual meeting”) held in the year 2012. Grants under the Plan shall be subject to such other terms and conditions, not inconsistent with the Plan, but which may limit or restrict a participant’s rights, as may be determined by the Company, and specified in the grant notice provided to the participant.

II. Administration

     The Plan shall be administered by the Board of Directors of the Company (the “Board”) or, to the extent authorized by or pursuant to a resolution of the Board, a committee of directors of the Company (the “Committee”) (the “Plan Administrators”). Each Plan Administrator shall, to the extent not inconsistent with the Plan and to the extent so authorized by or pursuant to a resolution of the Board, have the power to determine the terms and conditions, not inconsistent with the Plan, but which may limit or restrict participants’ rights, to which options or deferred shares shall be subject and to amend, modify or waive any term or condition of any outstanding grant (provided, however, that no such limitation, restriction, amendment or modification shall impair any outstanding right of any participant without the consent of such participant, except to the extent permitted under the terms and conditions of such grant as then in effect); and authorize any action of or make any determination by the Company and prescribe such provisions and interpretations in connection with the Plan as such Plan Administrator shall deem necessary or advisable for carrying out the purposes of the Plan. Notwithstanding the foregoing, the Committee shall have no authority, discretion or power to select the directors who will receive awards pursuant to the Plan, determine the number of shares subject to such awards or the price thereof or the time at which such awards are to be granted.

     Each member of the Board or the Committee, and, to the extent provided by or pursuant to a resolution of the Board or the Committee, any other person to whom duties or powers shall be delegated in connection with the Plan, shall incur no liability with respect to any action taken or omitted to be taken in connection with the Plan and shall be fully protected in relying in good faith upon the advice of counsel, to the fullest extent permitted under applicable law.

III.   Maximum Number of Shares

     The aggregate number of deferred shares and shares which may be subject to options granted pursuant to the Plan shall equal 500,000 for 2002, with the unused balance increasing on January 1 of each subsequent year by one-twentieth of one percent of the outstanding shares of the Company on the applicable January 1. In the event that the number of deferred shares and shares available for future grant on any date is insufficient to make all grants required on such date, no further grants shall be made in that year. Upon delivery of shares in full or partial payment of the purchase price specified in any option under the Plan, the number of such shares shall be deducted from the number of shares granted to the participant pursuant to such option for purposes of determining the number of deferred shares and shares which thereafter may be granted pursuant to the Plan. The shares delivered under the Plan may be authorized but unissued shares or treasury shares.

IV. Definitions

     “annual cash retainer” refers to the annual cash retainer established by the Board and payable to a director on a quarterly basis, plus, in the case of the chair of a committee of the Board, such additional fees to which he or she is entitled for services as the chair, plus any other annual cash fees payable to a director established by the Board in the future.

“average market price” refers to the mean (adjusted, if necessary, to the next higher full cent to eliminate any fractional cent) between the high and low prices per share on such date as reported in a summary of composite transactions for stocks listed on the New York Stock Exchange, or if the New York Stock Exchange is not open for trading on such date, the average of the means between the high and low prices per share, as so reported, on the nearest date before and the nearest date after such date on which the New York Stock Exchange is open for trading (adjusted to the next higher full cent to eliminate any fractional cent).

“Code” refers to the Internal Revenue Code of 1986, as amended.

V. Options

Options granted under the Plan will be options that are not intended to be incentive stock options within the meaning of Section 422 of the Code, or any successor provision.

     A. Annual Awards. Immediately following each annual meeting, the Company shall grant to each director an option to purchase shares. The number of shares subject to each such option shall be determined by dividing the then current annual cash retainer by one-third of the average market price of one share on the date of grant. The Annual Award described in this paragraph A shall be in addition to, and not in lieu of, the director’s annual cash retainer. In the case of an individual who becomes a director between annual meetings, the Board shall grant to such individual, upon his or her becoming a director, the option to purchase such number of shares as the Board in its discretion shall determine.

     B. Exchanges. In addition to the Annual Award described in paragraph A, directors shall have the right to elect to receive part or all of their annual cash retainer in the form of stock options, rather than in the form of cash. Such an election shall be made once annually, during the period between the annual shareholders meeting and the immediately following May 31 (the “election deadline”) and shall apply to the director’s annual cash retainer payable for the 4 consecutive calendar quarters commencing on the immediately following July 1. Such election shall specify the total dollar amount of the annual cash retainer waived and shall be implemented on a quarterly basis; effective as of the first day of each of the applicable four quarters, the director shall be granted an option to purchase the number of shares equal to (a) 25% of the total dollar amount waived, divided by (b) one third of the average of the closing market price of a share of stock on each of the trading days during the one year period ending on the election deadline. However, the exercise price of these option shall be as described in paragraph V.D. below.

     C. Exercisability, Vesting, Expiration and Termination. Each option granted under the Plan shall become exercisable on the date specified by the Board in the grant notice provided to the participant and shall terminate on the date specified in such notice, provided that in all events such option shall terminate no later than the 10 year anniversary of the date of grant.

     D. Purchase Price. The purchase price per share to be specified in any option granted under the Plan shall be equal to the average market price of a share on the date such option is granted. The Company may provide that such purchase price per share shall be paid in full, no later than the time of receipt of such share by the participant (i) in cash, (ii) in shares owned by the holder of the option for at least six months prior to the date of exercise of the option (in which case, such shares will be valued at the average market price on the date of exercise), (iii) by any other lawful form of consideration therefor, or a combination thereof, or (iv) by irrevocably authorizing a third party to sell shares of stock (or a sufficient portion of the shares) acquired on exercise of the option and remit to the Company a sufficient portion of the sale proceeds to pay the entire purchase price and any tax withholding resulting from such exercise.

     Without approval of the Company’s shareholders, options issued under the Plan will not be repriced, replaced, or regranted through cancellation, in each case resulting in a lower exercise price than the previously granted option.

VI. Deferred Shares

     A. General. Deferred shares shall be bookkeeping entries evidencing unfunded and unsecured general obligations of the Company. The interest of each director in any deferred shares or in any common share equivalent account relating thereto shall be that of a general creditor of the Company and shall not confer upon any holder thereof any rights as a holder of shares except to the extent expressly provided herein.

     B. Annual Awards. Immediately following each annual meeting, the Company shall grant deferred shares to each director. The number of deferred shares shall be determined by dividing the then-current annual cash retainer by the average market price of a share on the date of grant. In the case of an individual who becomes a director between annual meetings, the Board shall grant to such individual, upon his or her becoming a director, the number of deferred shares determined by the Board in its discretion.

     C. Dividend Equivalents. An amount equal to the cash dividend paid per share multiplied by the number of deferred shares credited to each director’s common share equivalent account as of any record date for the payment of any cash dividend on shares shall be credited to such director’s account as of the related dividend payment date. Such amounts shall immediately be converted into a number of deferred shares determined by dividing the total amount so credited to such director’s account by the average market price of a share on the dividend payment date.

     D. Vesting. Deferred share awards shall vest on such date and pursuant to such provisions applicable to the cessation of an award following termination of a director’s service as specified by the Board in the grant notice provided to the participant.

     E. Unless specified otherwise in the applicable grant notice, following termination of a director’s service, one share shall be delivered in exchange for each whole vested deferred share. The value of any fractional share shall be paid in cash.

VII. Tax Withholding Rights

To the extent permitted by the Company, a participant may elect to exercise tax withholding rights. Upon exercise of any option under the Plan or delivery of shares in exchange for deferred shares with respect to which a participant has exercised tax withholding rights, the Company shall withhold a number of shares having an average market price on the date of exercise or delivery, respectively, equal to such minimum amount as may be required by law to be withheld, of the amount of gross income recognized for Federal income tax purposes by such participant upon such exercise, in the case of options, or upon such delivery, in the case of deferred shares. In each such case, the Company shall, on behalf of the respective participants, remit to the U.S. Department of the Treasury an amount equal to such average market price.

VIII. Transferability

Options under the Plan shall be exercisable during a participant’s lifetime only by the participant or the participant’s guardian or legal representative. Options, deferred shares and interests in common share equivalent accounts may not be sold, transferred, pledged or otherwise assigned during a participant’s lifetime, except to the extent provided by the Company in the grant notice (and except as may otherwise be permitted to allow the shares to be issued under the Plan to be registered on a Form S-8 registration statement with the Securities and Exchange Commission).

IX. Adjustments in Connection with Certain Events

Awards are subject to adjustment in connection with certain corporate events. Adjustments may include adjustments to the number of shares subject to options, the exercise price or the time for exercise. In the event of (i) a stock dividend or stock split of Company common shares, the Plan Administrator shall, or (ii) a combination or other reduction in the number of issued common shares, spin-off or other distribution of any assets of the Company or any subsidiary (or all or any portion of the interests of the Company in any subsidiary to Company shareholders), merger, consolidation, reorganization, sale or exchange of all or substantially all of the assets of the Company (or all or any portion of the interests of the Company in any subsidiary) or other similar extraordinary corporate transaction, the Plan Administrator may, make such adjustments, if any, as the Plan Administrator may in good faith determine to be appropriate and equitable.

All awards will provide for amendment or adjustment in connection with any transactions described in the previous paragraph. If any grant notice fails to include such provisions, the applicable provisions included in the Plan option form in general use under this plan on the grant date will be deemed to be incorporated by reference into the grant.

X. Relationship to Other Plans

Nothing in this Plan shall prevent the Company from adopting or continuing other or additional compensation arrangements. Grants under the Plan may form a part of or otherwise be related to such other or additional compensation arrangements.

No additional awards shall be made under the Non-Employee Director Stock Plan adopted in 1996. At the time all currently outstanding awards under that plan have been exercised or terminated, that plan will be terminated.

XI. Amendment

The Board shall, in its discretion, have the power from time to time to amend, suspend, discontinue or terminate the Plan without the consent of shareholders or participants (provided no such amendment, suspension, discontinuance or termination shall impair any outstanding right of any participant without the consent of such participant), and without shareholder approval to the fullest extent permitted under the New York Business Corporation Law as in effect at the time of such amendment.

DIRECTIONS TO SEARS HOME OFFICE

Directions from Midway Airport:

Take Rt. 290, Eisenhower Expressway, West. This will turn into Rt. 53 North, approximately 25 miles out of the Loop. Follow Rt. 53 North and exit on Rt. 90 West, Northwest Tollway. Stay on Rt. 90 West to the exit at Beverly Road and proceed North. You will see the Sears Entrance on the right. Turn right into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area), check in with the main desk and you will be issued a name badge.

Directions from the Loop or O’Hare Airport:

Take I-90/94 West and stay on I-90, Northwest Tollway, west towards Rockford. Exit at Beverly Road and proceed North. You will see the Sears Entrance on the right. Turn right into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area), check in with the main desk and you will be issued a name badge.

Directions from West of Route 59:

Take Rt. 90, Northwest Tollway, East to Rt. 59 (first exit after Rt. 25). Exit at Route 59 and proceed North. At Higgins Road (Route 72) turn left. Proceed West on Higgins Road to Beverly Road. At Beverly Road turn left and proceed South. You will see the Sears Entrance on the left. Turn left into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area), check in with the main desk and you will be issued a name badge.

PROXY VOTING INSTRUCTION CARD
SEARS, ROEBUCK AND CO. P.O. BOX 8648 EDISON, NEW JERSEY 08818-9147	Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of Sears, Roebuck and Co. that you are entitled to vote and gives voting instructions for any common shares held on your behalf in the Sears 401(k) Savings Plan and your Sears Associate Stock Purchase Plan brokerage account.

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
If you vote by phone or via the internet, you do not need to mail in your proxy card.	Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Sears, Roebuck and Co., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	X	SEARS3	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SEARS, ROEBUCK AND CO.

The Board of Directors recommends a vote FOR
proposals 1, 2 and 3.

Election of Directors

1.	The nominees for election to the Board of Directors are:	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
01. Brenda C. Barnes
02. Michael A. Miles
03. Dorothy A. Terrell
04. Raul H. Yzaguirre

		For	Against	Abstain		The Board of Directors recommends a
2.	Appointment of Deloitte & Touche LLP					vote AGAINST proposals 4, 5 and 6:	For	Against	Abstain
as independent auditors for the year
2002.
3.	Approval of the 2002 Non-Employee				4.	Shareholder proposal regarding vendor
	Director Stock Plan.					standards.
					5.	Shareholder proposal regarding declassification of the Board.
					6.	Shareholder proposal regarding poison pill.

I will attend the Annual Meeting.
I have given written voting instructions,
a change of address or comments on the back of this card.
NOTE: Please sign exactly as your name or names appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners) Date

DIRECTIONS TO SEARS HOME OFFICE

Directions from Midway Airport:

Take Rt. 290, Eisenhower Expressway, West. This will turn into Rt. 53 North, approximately 25 miles out of the Loop. Follow Rt. 53 North and exit on Rt. 90 West, Northwest Tollway. Stay on Rt. 90 West to the exit at Beverly Road and proceed North. You will see the Sears Entrance on the right. Turn right into the Sears complex and follow the signs to Visitor parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area), check in with the main desk and you will be issued a name badge.

Directions from the Loop or O’Hare Airport:

Take I-90/94 West and stay on I-90, Northwest Tollway, west towards Rockford. Exit at Beverly Road and proceed North. You will see the Sears Entrance on the right. Turn right into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area), check in with the main desk and you will be issued a name badge.

Directions from West of Route 59:

Take Rt. 90, Northwest Tollway, east to Rt. 59 (first exit after Rt. 25). Exit at route 59 and proceed North. At Higgins Road (Route 72) turn left. Proceed west on Higgins Road to Beverly Road. At Beverly Road turn left and proceed South. You will see the Sears Entrance on the left. Turn left into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area), check in with the main desk and you will be issued a name badge.

P R O X Y

Sears, Roebuck and Co.

This Proxy is Solicited on Behalf of the Board of Directors
of Sears, Roebuck and Co.

     The undersigned, revoking any proxy previously given, hereby appoint(s) Hall Adams, Jr., Warren L. Batts, Donald J. Carty and Hugh B. Price, and each of them, as proxies with full powers of substitution, to vote, as directed on the reverse side of this card, all shares the undersigned is entitled to vote at the 2002 Annual Meeting of Shareholders of Sears, Roebuck and Co. and authorizes each proxy to vote at his discretion on any other matter that may properly come before the meeting or at any adjournment of the meeting.

     This card also provides voting instructions for any Sears common shares held on the undersigned’s behalf in the Sears 401(k) Savings Plan and your Sears Associate Stock Purchase plan brokerage account.

     The nominees for election to the Board of Directors are: 01. Brenda C. Barnes; 02. Michael A. Miles; 03. Dorothy A. Terrell; 04. Raul H. Yzaguirre

     Instruction: To maximize the number of nominees elected to Sears, Roebuck and Co.’s Board of Directors, unless otherwise specified below this proxy authorizes the proxies named above to cumulate all votes that the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees listed above as the proxies shall determine, in their sole and absolute discretion. To specify a different method of cumulative voting, write “Cumulative For” and the number of shares and the name(s) of the nominee(s) in the space provided below. Please note that you can direct the proxies to cumulate your votes only if you vote by mail.

This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holders on all other matters properly coming before the meeting. If no direction is made, this proxy will be voted FOR all of the Board of Directors’ nominees, FOR proposals 2 and 3 and AGAINST proposals 4, 5 and 6, except for any shares the undersigned holds in the Sears 401(k) Savings Plan, which will be voted according to the 401(k) Plan rules, and in his or her Sears Associate Stock Purchase Pan brokerage account, which will not be voted.

Address Changes/Comments/Voting Instructions:

(If you noted any address Changes or Comments above, please check the corresponding box on the reverse.)

SEE REVERSE SIDE